Exhibit 10.22

ASSET PURCHASE AGREEMENT

among

STATION CASINOS, INC.,

those Subsidiaries of Station Casinos, Inc. listed in Annex I,

and

FG OPCO ACQUISITIONS LLC

Dated as of June 7, 2010

(Continued)

(Continued)

(Continued)

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 7, 2010 (this “Agreement”), among Station Casinos, Inc., a Nevada corporation (“SCI”), those Subsidiaries of SCI listed in Annex I and Purchaser (as defined below).

W I T N E S S E T H:

WHEREAS, SCI and certain of its affiliates are debtors-in-possession under Title 11, of the United States Code, 11 U.S.C. § 101 et seq.(the “Bankruptcy Code”), and filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on July 28, 2009, in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) (Case No. BK-09-52477) (the “Bankruptcy Case”); which shall be deemed to include subsequently filed cases that are jointly administered with Case No. BK-09-52477);

WHEREAS, Sellers presently conduct the Business;

WHEREAS, Sellers desire to sell, transfer and assign to the Purchasing Entities, and the Purchasing Entities desire to purchase, acquire and assume from Sellers, pursuant to the Plan (as defined below) and Sections 363, 365 and 1129 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, Propco is a debtor-in-possession in the Bankruptcy Case and is being reorganized pursuant to the Plan; and

WHEREAS, in connection with the reorganization of Propco, the assets set forth on Exhibit B-1 will be transferred to Purchaser or its controlled Affiliates, and the assets set forth on Exhibit C-1 will be transferred to IP Holdco.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“363 Sale Orders” means a final order or orders of the Bankruptcy Court (which order or orders may be subsumed within, or be separate from, the Confirmation Order) pursuant to section 363 of the Bankruptcy Code and in form and substance acceptable to Purchaser, the Required Consenting Lenders and Sellers that, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, which order or orders shall approve, authorize and direct the 363 Sellers to consummate this Agreement, the transactions contemplated hereby and all of the terms and conditions hereof.  Without limiting the generality of the foregoing, such order(s) shall find, acknowledge and/or otherwise provide, among other things, that (i) the Purchased Assets sold by any 363 Seller to the Purchasing Entities pursuant to this Agreement shall be transferred to the applicable Purchasing Entity, free and clear of all Liens (other than Permitted Exceptions); (ii) the Liens granted to the Collateral Agents under each of the Exit Credit Documents, and the obligations thereunder, are legal, valid, enforceable and non-voidable, and, with respect to Liens, upon all necessary filings and recordings duly perfected; (iii) the Opco Agent has the requisite power and authority under the Opco Loan Documents to consent to the termination and discharge, and will terminate and discharge on the Closing Date and simultaneously with the receipt of the purchase price provided for in Section 3.1 by the applicable Persons in accordance with Section 3.2, the Liens of the Opco Agent granted under the Opco Loan Documents in respect of the Purchased Assets other than the

BofA Cash Collateral; (iv) the Purchasing Entities have “acted in good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (v) the Purchasing Entities are acquiring the Purchased Assets in exchange for reasonably equivalent value; (vi) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (vii) the Lenders, Purchaser and each of the Purchasing Entities shall not be a successor to any of the 363 Sellers by reason of any theory of Law or equity and shall not have any successor or transferee Liability of any kind, nature or character, including Liabilities arising or resulting from or relating to the transactions contemplated hereby or by the 363 Sale Order(s); and (viii) the transactions consummated pursuant to this Agreement or the 363 Sale Order(s) shall not constitute a de facto merger, or a merger, as between any 363 Seller and Purchaser and/or any Purchasing Entity under applicable Law (including Nevada Law); provided, that such order(s) shall not provide that the sale of any property that constitutes a Purchased Asset is free and clear of any environmental Liability imposed by a Governmental Body arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Purchaser free and clear of such Liability pursuant to the Bankruptcy Code; provided, further, that clauses (vii) and (viii) hereof shall not be deemed to modify or limit the definition of “Assumed Liabilities” under this Agreement or the Purchaser or any Purchasing Entity’s obligations to assume the Assumed Liabilities.

“363 Sellers” means the Sellers that file chapter 11 proceedings pursuant to Section 8.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, neither Deutsche Bank AG nor JPMorgan Chase & Co. nor any of their respective Subsidiaries (other than Subsidiaries of Purchaser or entities controlled by Purchaser) shall be deemed Affiliates of Purchaser for purposes of this Agreement.

“Alternate Bid” has the meaning set forth in the Bidding Procedures Order.

“Alternate Bid Expiration Date” has the meaning set forth in the Bidding Procedures Order.

“Applied Gun Lake Reimbursement” means, if the Sellers or any of their Subsidiaries have actually received the Gun Lake Reimbursement prior to the Closing Date, the lesser of (a) $20 million and (b) the aggregate amount of Gun Lake Reimbursement actually received by Sellers or any of their Subsidiaries prior to the Closing Date.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Assumed Liabilities” means the Exhibit A Assumed Liabilities, the Exhibit B Assumed Liabilities and Exhibit C Assumed Liabilities.

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Auction Date” means, in each case, in accordance the Bidding Procedures Order, (a) if an Auction is conducted, the date of such Auction and (b) if no Auction is conducted, the date of the Confirmation Hearing.

“Bidding Procedures Order” means an order of the Bankruptcy Court attached hereto as Exhibit E with such changes thereto as are acceptable to the Sellers and the Purchaser.

“BofA Cash Collateral” means the cash and cash equivalents pledged by Vista Holdings, LLC for the benefit of Bank of America, N.A. to secure Cash Management Obligations (as defined in the Opco Credit Agreement).

“Business” means the ownership, management and/or operation of the business of SCI and its Subsidiaries (excluding the Propco Entities and the Excluded Opco Entities).

“Business Day” means any day of the year on which national banking institutions in New York, New York and Las Vegas, Nevada are open to the public for conducting business and are not required or authorized to close.

“Business Information” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including Transaction Data, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, including employee documentation; overall HR programs documentation; training manuals and policies and procedures; job descriptions and operations standards and performance evaluation processes; new hire processes; time, attendance, labor management, compendium and scheduling forms, systems and reports; operational performance processes, metrics and reports; financial performance and budgeting processes and reports; departmental project/action item prioritization and organization documentation and systems; construction and design documentation; legal and contractual documentation; compliance/security/safety documentation and processes; physical plant and engineering documentation and processes; departmental forms; data base and general marketing analytics, segmentation and incentive methodologies; and player development systems, processes and reporting; provided, however, that Business Information shall not include customer lists, databases, history and other information related to customers.

“Cage Cash” means all cash contained in the cage, ATMs, slot booths, count rooms and drop boxes at the Included Properties existing at the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agents” means (a) such bank appointed in writing by the Mortgage Lenders to act as collateral agent under the New Propco Credit Agreement and the New Propco Land Loan Agreement in its capacity as such, and (b) Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Opco Loan Credit Agreement and the Landco Loan Credit Agreement.

“Confirmation Hearing” means the hearing in the Bankruptcy Court on confirmation of the Plan.

“Confirmation Order” means a final order of the Bankruptcy Court in form and substance acceptable to Purchaser, the Required Consenting Lenders and Sellers, confirming the Plan, which Confirmation Order, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, and shall approve, authorize and direct the Debtors that are subject to the Plan to consummate this Agreement, the transactions contemplated hereby and all of the terms and conditions hereof, and shall approve the Propco Reorganization and all terms and conditions thereof.  Without limiting the generality of the foregoing, such order shall find, acknowledge and/or otherwise provide, among other things, that (i) the Purchased Assets sold by any Debtor to the Purchasing Entities pursuant to this Agreement shall be transferred to the applicable Purchasing Entity, free and clear of all Liens (other than Permitted Exceptions); (ii) the Liens granted to the Collateral Agents under each of the Exit Credit Documents, and the obligations thereunder, are legal, valid, enforceable and non-voidable, and, with respect to Liens, upon all necessary filings and recordings duly perfected; (iii) the Opco Agent has the requisite power and authority to consent to the termination and discharge, and will terminate and discharge on the Closing Date and simultaneously with the receipt of the purchase price provided for in Section 3.1 by the applicable Persons in accordance with Section 3.2, the Liens of the Opco Agent granted under the Opco Loan

Documents in respect of the Purchased Assets other than the BofA Cash Collateral; (iv) the Purchasing Entities have “acted in good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (v) the Purchasing Entities are acquiring the Purchased Assets in exchange for reasonably equivalent value; (vi) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (vii) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement (other than relating to the Exit Credit Documents), or the breach hereof as provided in Section 14.3; (viii) the Lenders, Purchaser and each of the Purchasing Entities shall not be a successor to any of the Debtors that are subject to the Plan by reason of any theory of Law or equity and shall not have any successor or transferee Liability of any kind, nature or character, including Liabilities arising or resulting from or relating to the transactions contemplated hereby or by the Plan; (ix) the transactions consummated pursuant to this Agreement and the Plan shall not constitute a de facto merger, or a merger, as between any such Debtor and Purchaser and/or any Purchasing Entity under applicable Law (including Nevada Law); (x) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon the parties hereto, and not subject to rejection or avoidance by Sellers or any trustee of Sellers pursuant to chapter 7 or chapter 11 of the Bankruptcy Code and (xi) no administrative Tax claim(s) for income tax will result from or arise out of the implementation of the transactions contemplated by this Agreement or the Plan, other than (subject to the last sentence hereof) alternative minimum Taxes that in the aggregate are less than $15 million; provided, that such order shall not provide that the sale of any property that constitutes a Purchased Asset is free and clear of any environmental Liability imposed by a Governmental Body arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Purchaser free and clear of such Liability pursuant to the Bankruptcy Code; provided, further, that clauses (viii) and (ix) hereof shall not be deemed to modify or limit the definition of “Assumed Liabilities” under this Agreement or the Purchaser or any Purchasing Entity’s obligations to assume the Assumed Liabilities. If the Bankruptcy Court order confirming the Plan fails to satisfy clause (xi) of this definition because the Bankruptcy Court finds that the administrative Tax claims that constitute alternative minimum Taxes are greater than $15 million in the aggregate (the amount by which such alternative minimum Taxes are greater than $15 million, the “Excess AMT Amount”) and less than the Cash Purchase Price (prior to adjustment for any Excess AMT Amount), that finding shall not, in and of itself, cause the order not to be a Confirmation Order if no later than ten days after the date such order is entered (such ten day period, the “Seller Excess AMT Election Period”), the Opco Agent (at the direction of the Required Consenting Lenders) notifies Purchaser and SCI in writing that it has elected to have the Cash Purchase Price (and, as a result, the aggregate consideration) provided for in Section 3.1 reduced by an amount equal to the Excess AMT Amount and thereafter Purchaser and Sellers shall continue to proceed to Closing subject to the terms and conditions hereof.

“Contract” means any contract, indenture, note, bond, lease, commitment or other legally binding agreement or obligation.

“Debtor” means SCI, Northern NV Acquisitions, LLC, Reno Land Holdings, LLC, River Central, LLC, and Tropicana Station, LLC and any other Subsidiary of SCI that commences a proceeding under chapter 11 of the Bankruptcy Code on or after the date hereof in accordance with Section 8.2; provided, however, that Debtors shall not include any of the Propco Entities.

“Disclosure Statement” means the Disclosure Statement in respect of the Joint Plan of Reorganization for Station Casinos, Inc. and its Affiliated Debtors (Dated March 24, 2010) [Docket No. 1131] as the same may be amended, in form and substance acceptable to Purchaser and Sellers, to provide for the transactions contemplated by this Agreement and the Propco Reorganization.

“Employees” means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by any Seller in connection with the Business, together with individuals who are hired by any Seller in respect of the Business after the date hereof and prior to the Closing.

“Environmental Law” means any federal, state or local statute, regulation, ordinance, principle of common law or other provisions that have the force or effect of law currently in effect relating to the pollution or protection of human health or safety (with respect to exposure to Hazardous Materials) or the environment, including the use, handling, transportation, treatment, storage, Release, control or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Cash” means all Cage Cash, unrestricted cash, cash equivalents, bank deposits and similar cash items of Sellers in excess of (x) $35 million plus; (y) the Applied Gun Lake Reimbursement; plus (z) the amount of accrued unpaid administrative expenses of the Debtors accrued through Closing.

“Excess Cash Shortfall Amount” means the amount, if any, by which (x) $115 million exceeds (y) Excess Cash.

“Excluded Opco Entities” means CV HoldCo, LLC, CV PropCo, LLC, Tropicana Station, Inc., Boulder Station, Inc., Charleston Station, LLC, Palace Station Hotel & Casino, Inc., Sunset Station, Inc., and Tropicana Acquisitions, LLC.

“Excluded Opco Entities Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that (individually or together with other such matters) is or would be reasonably expected to be materially adverse to (i) the financial condition, assets, liabilities, business or results of operations of the Excluded Opco Entities, taken as a whole; provided, however, that an Excluded Opco Entities Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of acts, conditions, circumstances or occurrences arising out of or resulting from:  (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Excluded Opco Entities in a disproportionate manner relative to other participants generally in the casino gaming industry; (B) changes in the casino gaming industry generally, to the extent such changes do not adversely affect the Excluded Opco Entities in a disproportionate manner relative to other participants in such industry generally; (C) any change in Law or GAAP, to the extent such changes do not adversely affect the Excluded Opco Entities in a disproportionate manner relative to other participants generally in such industry; (D) acts of war, armed hostility or terrorism, to the extent such changes do not adversely affect the Excluded Opco Entities in a disproportionate manner relative to other participants generally in such industry; (E) any change attributable to the execution or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom, and any adverse change so attributable in customer, distributor, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including as a result of the identity of Purchaser or its Affiliates; (F) any failure by SCI to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Excluded Opco Entities Material Adverse Effect may be taken into account in determining whether there has been an Excluded Opco Entities Material Adverse Effect); and (G) compliance with the terms of, or the taking of any action required by, this Agreement or (ii) the ability of the Excluded Opco Entities, taken as a whole, to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis; provided that, if Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bidding Procedures Order, clause (E) shall be deemed to be amended by inserting the word “employee” immediately following the word “customer.”

“Excluded Opco Entity Document” means any agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by any Excluded Opco Entity in connection with the consummation of the transactions contemplated by this Agreement.

“Exit Credit Documents” means the Opco Loan Credit Agreement, the Landco Loan Credit Agreement, the New Propco Credit Agreement, the New Propco Land Loan Agreement, and the respective guarantees and collateral documents executed in connection therewith.

“Expense Reimbursement” means those reasonable and reasonably documented expenses, not to exceed $4 million in the aggregate, that are payable or reimbursable to Purchaser, the Fertitta Parties or the Mortgage Lenders pursuant to and in accordance with the Bidding Procedures Order.

“Fertitta Parties” means FG, Frank J. Fertitta III and Lorenzo J. Fertitta.

“FG” means Fertitta Gaming, LLC, a Nevada limited liability company.

“Furniture and Equipment” means (i) all furniture, fixtures, goods, inventory, equipment, furnishings, objects of art, machinery, appliances, appurtenances and together with tools and supplies (including spare parts inventories); (ii) beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, food carts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, machinery, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers, (iii) all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game and slot machines, (iv) any other electronic equipment of every nature, and (v) other hotel or casino furniture, furnishings and equipment.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or required by any Gaming Law necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Purchased Assets and Assumed Liabilities.

“Gaming Authorities” means (i) all governmental authorities or agencies with regulatory control or jurisdiction over the conduct of lawful gaming or gambling at the Included Properties, including, as applicable, in the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Gaming and Liquor Board, the Henderson City Council, the City of Las Vegas City Council and all other state and local regulatory and licensing bodies with authority over gaming activities and devices in the State of Nevada or the City of Henderson, City of Las Vegas or Clark County, Nevada, (ii) the National Indian Gaming Commission (the “NIGC”) and the applicable gaming regulatory authority established by the Federated Indians of Graton Rancheria, the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Mechoopda Indian Tribe of Chico Rancheria, California, and the North Fork Rancheria of Mono Indians, and (iii) any other gaming authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in connection with the Business.

“Gaming Equipment” means all furniture, fixtures, equipment, supplies, parts, computer hardware, software and computer-related equipment, machinery, artwork and other displayed items and other tangible personal property (including any and all tangible “gaming devices” (as defined in Section 463.0155 of the NRS), gaming device parts inventory and other related gaming equipment and supplies, including, slot machines, gaming tables, cards, dice and tangible “associated equipment” (as defined in NRS 463.0136).

“Gaming Law” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino and gaming activities and operations or manufacturing or distribution of Gaming Equipment of the applicable Person and its Affiliates.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court, self-regulatory authority, tribunal or arbitrator (public or private) or Gaming Authority.

“Gun Lake Enterprise” shall mean the proposed gaming and entertainment business enterprise of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, to be developed, constructed, operated and managed by MPM Enterprises, LLC in accordance with the terms and conditions of that certain Fourth Amended and Restated Management Agreement dated as of April 29, 2010, and as contemplated by that certain Fourth Amended and Restated Development Agreement submitted to the NIGC on March 16, 2010, together with any other lawful commercial activity related to gaming allowed in, or associated with, the proposed gaming facility to be located on U.S. Highway 131 and 129th Avenue in Wayland Township, Michigan.

“Gun Lake Reimbursement” means amounts actually paid to and received by a Seller or any of its Subsidiaries prior to Closing by Gun Lake Tribal Gaming Authority in respect of amounts owed to MPM Enterprises, LLC and SC Michigan, LLC for advances made by them to Gun Lake Tribal Gaming Authority.

“Hazardous Material” means any substance, material or waste which is regulated under or for which liability or standards of care are imposed by Environmental Laws, including petroleum and its byproducts, asbestos, mold and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Properties” means collectively, (i) Texas Station Gambling Hall & Hotel, (ii) Santa Fe Station Hotel & Casino, (iii) Fiesta Rancho Casino Hotel, (iv) Wildfire Casino Sportsbook Rancho, (v) Wildfire Casino Sportsbook Boulder, (vi) Fiesta Henderson Casino Hotel, (vii) Gold Rush Casino, and (viii) Lake Mead Lounge & Casino.

“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for money borrowed (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any premiums thereon); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations in respect of interest rate or currency obligation swaps, caps, floors, hedges or similar arrangements of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property owned by any Seller, and (ii) any grant to any Seller of a right to use a third Person’s intellectual property rights which is necessary for the Sellers to conduct the Business as currently conducted.

“IP Holdco” means an entity that (a) acquires the Assets and Properties on Exhibit C-1 and assumes the Assumed Liabilities on Exhibit C-2, (b) is structured such that it cannot enter into bankruptcy voluntarily without the consent of both of the Collateral Agents (or their respective designees) and otherwise has governance provisions reasonably acceptable to the Required Consenting Lenders and Purchaser, (c) is to be created no later than 10 days prior to the Confirmation Hearing, (d) shall be a trust or other entity, the beneficial interest of such entity being owned by New Propco or a Subsidiary thereof (except for up to 10% to be owned by a designee of the Opco Agent and up to 10% to be owned by a designee of the Mortgage Lenders, with such minority interests being subject to a purchase right of New Propco or a Subsidiary thereof at a nominal price upon (i) repayment of the Indebtedness under the Opco Loan Credit Agreement or the New Propco Credit Agreement, as the case may be, or (ii) the conclusion of a transition period following a foreclosure or other enforcement action under the Opco Loan Credit Agreement or related collateral documents or any other transaction, in each case the result of which is that New Opco is no longer a Subsidiary of New Propco), (e) shall be a pass-through entity for income tax purposes allocating losses first to New Propco or a Subsidiary thereof to the extent of its capital account, and shall have other characteristics reasonably acceptable to Purchaser and the Required Consenting Lenders and to be set forth in the Confirmation Order as reasonably determined by the Required Consenting Lenders and Purchaser.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of those officers and directors of Sellers identified on Schedule 1.1(a).

“Landco Loans” means loans deemed made pursuant to the Landco Loan Credit Agreement.

“Landco Loan Credit Agreement” means that certain Credit Agreement, entered into as of the Closing Date, among the Landco Purchaser, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, the lenders from time to time party thereto, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, as described in the Opco Term Sheet in form and substance acceptable to the Required Consenting Lenders, Sellers and Purchaser.

“Landco Purchaser” means a wholly-owned Subsidiary of New Opco designated in writing by Purchaser prior to the Closing, which Subsidiary will acquire and assume all of the Assets and Properties and be liable for all of the Liabilities designated on Exhibits A-1 and A-2 as Assets and Properties and Liabilities to be acquired and assumed by or obligations of, as the case may be, the Landco Purchaser.

“Landco Sellers” means Inspirada Station, LLC, Centerline Holdings, LLC, Durango Station, Inc., Town Center Station, LLC, Tropicana Station, LLC, Reno Land Holdings, LLC, Northern NV Acquisitions, LLC and Vista Holdings, LLC.

“Law” means any federal, state, local or foreign law, statute, code, Order, ordinance, rule or regulation, including any Gaming Law or common law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Lenders” shall have the meaning specified in the Opco Plan Support Agreement.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, matured or unmatured or determined or determinable), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, preference, priority, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

“MLCA” means the Second Amended and Restated Master Lease Compromise Agreement in the form attached hereto as Exhibit D with such changes thereto as are acceptable to Purchaser and the Sellers.

“Mortgage Lenders” means German American Capital Corporation and JPMorgan Chase Bank, N.A. and any successors thereto in their capacities as lenders under that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008, as amended, supplemented or otherwise modified prior to the date hereof in accordance with its terms, pursuant to which the Mortgage Lenders made loans and other financial accommodations to Propco; provided, that, for purposes of this definition, no amendment of such Amended and Restated Loan and Security Agreement occurring on or after the date of this Agreement shall be given effect if such amendment adversely affects the Purchaser or the Lenders in any material respect and has not been approved in writing by the Purchaser and the Required Consenting Lenders.

“Mortgage Lender Commitment Letters” means those certain commitment letters, dated of even date herewith, of each of the Mortgage Lenders in the forms attached hereto as Exhibit F.

“New Opco” means a wholly-owned Subsidiary of Purchaser designated in writing by Purchaser prior to Closing, which Subsidiary will own, directly or indirectly, all of the equity of the Purchasing Entities that acquire and assume the Exhibit A Purchased Assets and Exhibit A Assumed Liabilities set forth on Exhibits A-1 and A-2.

“New Propco” means the Person contemplated by the Propco Term Sheet to acquire, directly or through its Subsidiaries, the Propco Properties and other Assets and Properties of Propco pursuant to the Propco Reorganization.

“New Propco Credit Agreement” means the Credit Agreement, to be entered into as of the Closing Date, among New Propco, as borrower and the lenders from time to time party thereto, as described in the Propco Term Sheet, as supplemented by the Opco Term Sheet and, in form and substance satisfactory to Purchaser, FG and the Mortgage Lenders.

“New Propco Landco” means a Subsidiary of New Propco designated in writing prior to Closing by New Propco.

“New Propco Land Loan Agreement” means the Credit Agreement, to be entered into as of the Closing Date, among New Propco Landco, as borrower, and the lenders from time to time party thereto, as described in the Propco Term Sheet and in form and substance satisfactory to Purchaser, FG and the Mortgage Lenders.

“NRS” means the Nevada Revised Statutes.

“Opco Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent under the Opco Credit Agreement.

“Opco Credit Agreement” means the Credit Agreement, dated as of November 7, 2007, among SCI, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent, the other lenders party thereto, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of Scotland plc, Bank of America, N.A., and Wachovia Bank, N.A., as Co-Documentation Agents, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; provided, that, for purposes of this definition, no amendment of such Credit Agreement occurring on or after the date of this Agreement shall be given effect if such amendment adversely affects the Purchaser in any material respect; it being understood that the amendment expressly contemplated by the Opco Plan Support Agreement shall be given effect.

“Opco Joint Venture” means, with respect to SCI and its Subsidiaries, any Person in which SCI or any of its Subsidiaries, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which SCI or any of its Subsidiaries has rights with respect to the management of such entity.

“Opco Loan Credit Agreement” means that certain Credit Agreement, entered into as of the Closing Date, among New Opco, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, the lenders from time to time party thereto, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, as described in the Opco Term Sheet and in form and substance acceptable to Required Consenting Lenders, Sellers and Purchaser.

“Opco Loan Documents” means the Loan Documents as the defined in the Opco Credit Agreement; provided, that, for purposes of this definition, no amendment of such Opco Loan Documents occurring on or after the date of this Agreement shall be given effect if such amendment adversely affects the Purchaser in any material respect and Purchaser has not approved such amendment; it being understood that the amendment of the Opco Credit Agreement expressly contemplated by the Opco Plan Support Agreement shall be given effect.

“Opco Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that (individually or together with other such matters) is or would be reasonably expected to be materially adverse to (i) the financial condition, assets, liabilities, business or results of operations of the Sellers (not including the Excluded Opco Entities), taken as a whole; provided, however, that an Opco Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of acts, conditions, circumstances or occurrences arising out of or resulting from:  (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Sellers (not including the Excluded Opco Entities) in a disproportionate manner relative to other participants generally in the casino gaming industry; (B) changes in the casino gaming industry generally, to the extent such changes do not adversely affect the Sellers (not including the Excluded Opco Entities) in a disproportionate manner relative to other participants in such industry generally; (C) any change in Law or GAAP, to the extent such changes do not adversely affect the Sellers (not including the Excluded Opco Entities) in a disproportionate manner relative to other participants generally in such industry; (D) acts of war, armed hostility or terrorism, to the extent such changes do not adversely affect the Sellers (not including the Excluded Opco Entities) in a disproportionate manner relative to other participants generally in such industry; (E) any change attributable to the execution or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or any additional bankruptcy filings required hereby, and any adverse change so attributable in customer, distributor, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including as a result of the identity of Purchaser or its Affiliates; (F) any failure by SCI to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Opco Material Adverse Effect may be taken into account in determining whether there has been an Opco Material Adverse Effect); and (G) compliance with the terms of, or the taking of any action required by, this Agreement or (ii) the ability of the Sellers, taken as a whole, to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis; provided that, if Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bidding Procedures Order, clause (E) shall be deemed to be amended by inserting the word “employee” immediately following the word “customer.”

“Opco Plan Support Agreement” means the Restructuring Support Agreement, dated as of April 16, 2010 (as amended as of the date hereof and from time to time hereafter in accordance with its terms and the terms hereof), by and among the financial institutions party thereto, SCI and its Subsidiaries party thereto and the Fertitta Parties (including the term sheet annexed as Annex I thereto, as such term sheet may be amended from time to time in accordance with the terms of such restructuring support agreement and including all annexes to the term sheet (the “Opco Term Sheet”) provided, that, for purposes of this definition, no amendment of such Restructuring Support Agreement occurring on or after the date of this Agreement shall be given effect if such amendment adversely affects the Purchaser in any material respect.

“Opco Term Loans” means loans made pursuant to the Opco Loan Credit Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Ownership or Management” means the (a) record or beneficial ownership of the equity of any Person or any of its assets, (b) the management of any Person or any of its assets, business or operations (including through any management agreement or similar Contract) or (c) the identity of any officer, director, manager or employee of any Person or any change in any of (a) through (c).

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates, registrations, franchises and similar consents of a Governmental Body, including all findings of suitability, approvals, registrations and authorizations under Gaming Laws.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances and disclosed in policies of title insurance which have been made available to Purchaser prior to the date hereof; (ii) statutory liens for current real and personal property Taxes or assessments on real or personal property not yet delinquent or being contested in good faith and for which adequate reserves have been provided for in accordance with GAAP; (iii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred pursuant to statute or in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that any violations of such regulations have not and do not materially and adversely affect the value of such property as it is being used as of the time of determination; (v) title of a lessor under a capital or operating lease; (vi) Liens in favor of a banking institution arising as a matter of Law encumbering deposits (including rights of set-off) that are within the general parameters customary in the banking industry, provided that such Liens do not secure any Indebtedness other than Indebtedness solely in respect of Assumed Liabilities, fees, uncollected items, expenses and other routine liabilities incurred in connection with the ordinary course administration and operation of the Sellers’ banking accounts with such institutions; (vii) Liens provided under the Exit Credit Documents; (viii) Liens permitted by clauses (e), (f), (g) (provided such Liens do not materially impair the value of the property which they encumber), (j), (k), (l)(i) and (ii), (q), (r), (s), (t), or (u) of Section 7.01 of the Opco Credit Agreement (as in effect on the date hereof), such provisions set forth in this clause (viii) being applicable to all Sellers whether or not such Seller is a party to any of the Opco Loan Documents; and (ix) Liens on the BofA Cash Collateral.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” means the Joint Plan of Reorganization for Station Casinos, Inc. and its Affiliated Debtors (Dated March 24, 2010) [Docket No. 1131] as the same may be amended, in form and substance acceptable to Purchaser and the Required Consenting Lenders, pursuant to which, inter alia,  the transactions contemplated by this Agreement and the Propco Reorganization shall be consummated and all Going Private Transaction Causes of Action (as defined in the Plan) held by and among the Debtors, the non-Debtor Affiliates of the Debtors, and their Estates (as defined in the Plan) shall be fully and finally settled and released.

“Prepetition Secured Parties” means collectively, the Opco Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Opco Agent from time to time under, and as such terms are defined in the Opco Credit Agreement.

“Products” means any and all products developed, manufactured, marketed or sold by Sellers, whether work in progress or in final form.

“Propco” means FCP PropCo, LLC.

“Propco Assets” shall mean the following Assets and Properties as of the Closing:

(a)                                  all Assets and Properties of the Propco Entities; and

(b)                                 all Assets and Properties upon which Propco holds a valid, perfected Lien, as described in more detail on Schedule 1.1(b) (excluding any Assets and Properties not located on a Propco Property and on which Propco’s Lien attaches to only an undivided percentage interest in, and less than 100% of, such Assets and Properties).

For the avoidance of doubt, the characterization of any Assets and Properties as Propco Assets pursuant to this Agreement is without prejudice to the rights of any Person, in the event this Agreement is terminated, to dispute the title to such Propco Assets or the extent to which such Propco Assets are in fact subject to a valid and perfected Lien in favor of Propco.

“Propco Entities” means FCP MezzCo Parent, LLC, FCP MezzCo Parent Sub, LLC, FCP MezzCo Borrower VII, LLC, FCP MezzCo Borrower VI, LLC, FCP MezzCo Borrower V, LLC, FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC, and Propco.

“Propco Plan Support Agreement” means the Plan Support Agreement, dated as of March 24, 2010 (as amended as of the date hereof and from time to time hereafter in accordance with its terms), by and among the Mortgage Lenders, Deutsche Bank AG and the Fertitta Parties (including the term sheet annexed as Attachment 1 thereto, as such term sheet may be amended from time to time in accordance with the terms of such Plan Support Agreement and including all annexes to the term sheet (the “Propco Term Sheet”).

“Propco Properties” means (i) Palace Station Hotel & Casino, (ii) Boulder Station Hotel & Casino, (iii) Sunset Station Hotel & Casino, (iv) Red Rock Casino Resort Spa, (v) the Wild Wild West Gambling Hall & Hotel, and (vi) Wild Wild West Assemblage.

“Propco Reorganization” means the consummation of the transactions and entry into the Contracts contemplated by the Propco Term Sheet, the Memorandum of Understanding, entered into as of March 23, 2010 (the “MOU”), by and among the Fertitta Parties, FC Investor LLC, Thomas Barrack, Jr., Colony Capital, LLC, and the other parties thereto from time to time, each for the purposes and in the capacities specified therein, the Settlement Agreement, entered into as of March 24, 2010 (the “Settlement Agreement”), by and among the Mortgage Lenders, the Mezz 1 Lenders, and the Junior CMBS Lenders (each as defined therein) (each as may be amended from time to time), and the Plan to reorganize Propco, including (a) the transfer of the Propco Properties to Purchaser or the Subsidiaries of Purchaser designated by Purchaser and (b) the entry into the New Propco Credit Agreement and the New Propco Land Loan Agreement and the funding of the loans contemplated to be funded thereunder on the effective date of the Plan, all with such changes as agreed to by Purchaser; provided that such changes will not adversely affect the Lenders under the Opco Credit Agreement in any material respect unless such change has been approved in writing by the Required Consenting Lenders.  With respect to the confirmation, authorization or approval by the Bankruptcy Court of the Propco Reorganization, the Plan, or any other document or agreement that references the Propco Reorganization, the parties hereto acknowledge and agree that any such confirmation, authorization or approval by the Bankruptcy Court shall be limited to transactions respecting the Debtors; provided that, the Bankruptcy Court shall not prohibit any transactions included in the Propco Reorganization among non-Debtors.  Notwithstanding the foregoing, to the extent that the terms of either the MOU or the Settlement Agreement conflict with the terms of this Agreement, such conflicting terms of the MOU and Settlement Agreement shall (except for purposes of Section 4.4(l)) be disregarded for the purposes of this Agreement and shall not be included in the definition of Propco Reorganization (other than for purposes of Section 4.4(l)).

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Purchased Assets” means the assets set forth on Exhibits A-1, B-1 and C-1, as modified pursuant to Section 2.6.

“Purchased Intellectual Property” means all intellectual property rights of Sellers, including those arising from or in respect of the following:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights (collectively, “Copyrights”), and (iv) all Software, Technology and Trade Secrets of Sellers.

“Purchaser” means FG Opco Acquisitions LLC, a Delaware limited liability company, or any of its assignees permitted hereunder.

“Purchasing Entities” means the Purchaser, IP Holdco and any controlled Affiliate of Purchaser designated pursuant to Section 2.1(c) or Section 2.2(c).

“Release” means any spilling, leaking, discharging, disposing, injecting, leaching, dumping, emitting, escaping, seeping or dispersal, including the migration through, into or upon any land, soil, surface water, groundwater or indoor or outdoor air, of any Hazardous Materials.

“Required Consenting Lenders” has the meaning specified in the Opco Plan Support Agreement.

“Seller Document” means any agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by any Seller in connection with the consummation of the transactions contemplated by this Agreement.

“Sellers” means SCI, each of the Persons listed on Annex I and, other than for purposes of Sections 2.1 through 2.6, Section 8.2 and Exhibits A-1 through C-2, each of the Transferred Entities.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means as to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, through one or more intermediaries, or both, of such first Person.

“Successful Bidder” has the meaning set forth in the Bidding Procedures Order.

“Super Priority Notes” means “Super-Priority Notes” (if any) to be issued pursuant to the New Propco Credit Agreement, which are described in the Opco Term Sheet and shall be in form and substance satisfactory to Purchaser and the holders thereof.

“Tax Authority” means any federal, state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, live entertainment, gaming, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any Liability of any Seller for the payment of amounts with respect to payments of a type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Seller under any Tax sharing arrangement or Tax indemnity agreement.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

“Texas Station Ground Lease Agreement” means the Agreement (Re Texas Ground Lease), dated as of April 16, 2010, by and among Texas Gambling Hall & Hotel, Inc., Texas Station, LLC, a wholly owned subsidiary of SCI, and certain lenders as set forth on the signature pages thereto, without giving effect to any amendment thereof not approved in accordance with Section 9.10 hereof.

“Trade Secrets” means confidential information, ideas, research and development, compositions of matter, trade secrets, know-how, concepts, methods, processes, formulae, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business plans, marketing plans, business proposals, marketing proposals, reports, data, mailing lists, business plans, drawings, functional specifications and other proprietary information that derives independent economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; provided, however, that Trade Secrets shall not include customer lists, databases, history and other information related to customers.

“Transaction Data” means, in each case with respect to an Included Property or a Propco Property, all data and information, and associated hardware used in the ordinary course of business by any of such casinos, and includes, but is not limited to, data relating to player tracking systems, slot and table games accounting systems, hotel reservations systems and ticket-in/ticket-out systems and all other transaction-based systems; identification of all vendors and existing Contracts (which may be redacted to exclude price or other sensitive information which a Seller is contractually prohibited from disclosing); all “Front of house ops systems” such as:  casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development & management systems; safety, security, surveillance systems and CCTV infrastructure, hotel marketing and reservation channels (including call centers, internet, interfaces with external travel brokers), point of sale, kitchen and restaurant management systems; insurance contracts with third-parties; payroll accounting systems; and all inventory tracking systems, master item lists and similar information.  Any reference to “systems” above means data within such systems, but does not include Software.

“Transferred Entities” means the Persons listed in Item 7 of Exhibit A-1.

“Voteco” has the meaning set forth in the Propco Term Sheet.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2                                 Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquired Entity	5.8(c)
Agreement	Preamble
Allocation Schedule	13.3
Antitrust Division	9.4(a)
Antitrust Laws	9.4(b)
Assumption Motion	9.9(b)
Balance Sheet	5.4
Balance Sheet Date	5.4
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Cash Purchase Price	3.1
Closing	4.1
Closing Date	4.1
COBRA	5.13(f)
Competing Bid	8.1
Copyrights	1.1 (in Purchased Intellectual Property definition)
Cure Amounts	9.9(b)
Debtor Contracts	9.9(a)
Directors	9.4(a)
Employee Benefit Plans	5.13(a)
Excess AMT Amount	1.1 (in Confirmation Order definition)
Excluded Assets	2.4
Excluded Liabilities	2.5
Exhibit A Purchased Assets	2.1(a)
Exhibit A Assumed Liabilities	2.1(b)
Exhibit B Purchased Assets	2.2(a)
Exhibit B Assumed Liabilities	2.2(b)
Exhibit C Purchased Assets	2.3(a)
Exhibit C Assumed Liabilities	2.4(b)
Financial Statements	5.4
FTC	9.4(a)
GACC	9.4(a)
Gaming Entities	9.4(a)
JPM	9.4(a)
Line Items	5.4(b)
Marks	1.1 (in Purchased Intellectual Property definition)
Material Contracts	5.12(a)
Minimum FG/JPM/GACC Directors	9.4(a)
MOU	1.1 (in Plan definition)
New Individual Applicant	9.4(a)
Opco Term Sheet	1.1 (in Opco Plan Support Agreement definition)

NIGC	1.1 (in Gaming Authorities definition)
Owned Properties	5.9
Owned Software	5.11(a)
Parent Statements	5.4(b)
Patents	1.1 (in Purchased Intellectual Property definition)
Personal Property Leases	5.10
Pre-Closing Required O&M Licensees	9.4(a)
Propco Term Sheet	1.1 (in Propco Plan Support Agreement definition)
Previously Licensed Individuals	9.4(a)
Purchaser Documents	7.2
Purchaser Plans	10.2(a)
Qualified Plans	5.13(c)
Real Property Leases	5.9
SCI	Preamble
Seller Contract	2.6(a)
Seller Excess AMT Election Period	1.1 (in Confirmation Order definition)
Seller Properties	5.9
Sellers	Preamble
Settlement Agreement	1.1 (in Plan definition)
Super Priority Notes Election	3.1
Super Priority Notes Principal Amount	3.1
Termination Date	4.4(a)
Transferred Employees	10.1(a)
Transferred Equity Interest	Exhibit A-1
Transfer Taxes	13.1
Voteco Owners	9.4(a)
Wild Wild West Assemblage	Exhibit B-1

1.3                                 Other Definitional and Interpretive Matters.

(a)                                  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)                               Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule with respect to which the relevance of such disclosure to such other Schedule is readily apparent on the face of such disclosure.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)                              Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article, respectively, of this Agreement unless otherwise specified.

(vi)                              Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)                        Performance.  References in Article V, Article VI, and Article VII to “performance hereof,” “performance of this Agreement,” “ consummation of the transactions contemplated hereby,” “consummation of the transactions contemplated by this Agreement” or similar references shall include the transfer and sale of all of the Assets and Properties that could constitute Purchased Assets (without giving effect to Section 2.6) and the assumption of all of the Liabilities that could constitute Assumed Liabilities (without giving effect to Section 2.6).

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

2.1                                 Exhibit A Purchased Assets and Assumed Liabilities.

(a)                                  Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers free and clear of all Liens (other than Permitted Exceptions) and Sellers shall sell, transfer, assign, convey and deliver to Purchaser free and clear of all Liens (other than any Permitted Exceptions) all of the Assets and Properties set forth on Exhibit A-1 hereto (the “Exhibit A Purchased Assets”).

(b)                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Liabilities of Sellers set forth on Exhibit A-2 hereto (the “Exhibit A Assumed Liabilities”).

(c)                                  Purchasing Entities.  Notwithstanding the foregoing, Purchaser shall have the right to designate a controlled Affiliate to purchase the Exhibit A Purchased Assets, and to assume, perform and discharge the Exhibit A Assumed Liabilities, in each case, subject to the collateral designations set forth on the Exhibits A-1 and A-2.

2.2                                 Exhibit B Purchased Assets and Assumed Liabilities.

(a)                                  Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers free and clear of all Liens (other than Permitted Exceptions) and Sellers shall sell, transfer, assign, convey and deliver to Purchaser free and clear of all Liens (other than any Permitted Exceptions) all of the Assets and Properties set forth on Exhibit B-1 hereto (the “Exhibit B Purchased Assets”).

(b)                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Liabilities of Sellers set forth on Exhibit B-2 hereto (the “Exhibit B Assumed Liabilities”).

(c)                                  Purchasing Entities.  Notwithstanding the foregoing, Purchaser shall have the right to designate a controlled Affiliate to purchase the Exhibit B Purchased Assets, and to assume, perform and discharge the Exhibit B Assumed Liabilities, in each case, subject to the collateral designations set forth on the Exhibits B-1 and B-2.

2.3                                 Exhibit C Purchased Assets and Assumed Liabilities.

(a)                                  Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, IP Holdco shall purchase, acquire and accept from Sellers free and clear of all Liens (other than Permitted Exceptions) and Sellers shall sell, transfer, assign, convey and deliver to IP Holdco free and clear of all Liens (other than any Permitted Exceptions) all of the Assets and Properties set forth on Exhibit C-1 hereto (the “Exhibit C Purchased Assets”).

(b)                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, IP Holdco shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Liabilities of Sellers set forth on Exhibit C-2 hereto (the “Exhibit C Assumed Liabilities”).

2.4                                 Excluded Assets.  Nothing contained in this Agreement shall be deemed to sell, transfer, assign or convey the Assets and Properties of the Sellers set forth on Schedule 2.4 hereto (the “Excluded Assets”), and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.

2.5                                 Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, none of the Purchasing Entities shall assume or be liable for or be obligated to pay, perform or discharge any of the Liabilities set forth on Schedule 2.5 hereto (the “Excluded Liabilities”) and none of such Liabilities shall be Assumed Liabilities.

2.6                                 Modifications to Assets and Liabilities.

(a)                                  Within 20 days after the date hereof, the Sellers shall provide the Purchaser with a schedule of any Contract to which any Seller is a party or by which any Seller is bound or to which any Transferred Entity is a party or by which any Transferred Entity is bound (each a “Seller Contract”).  Such schedule shall include any outstanding monetary amounts (including any Cure Amounts) due, or anticipated to be due as of Closing (which the Sellers shall assume for purposes of creating the schedules contemplated by this Section 2.6(a) to be January 3, 2011 or such other date mutually agreed to by Sellers, on the one hand, and Purchaser, on the other hand).  No later than 30 days prior to the Auction Date, Sellers shall provide Purchaser with an updated schedule.  No later than three Business Days prior to the Auction Date, Purchaser shall provide Sellers with a list of all Seller Contracts that as of such date Purchaser has determined shall be included in the Purchased Assets (it being understood and agreed that nothing in this Section 2.6(a) shall limit Purchaser’s ability to modify such determination, including designating any such Seller Contracts or any other Seller Contracts as Excluded Assets or designating Seller Contracts previously designated as Excluded Assets as Purchased Assets in accordance with Section 2.6(b)).

(b)                                 At any time and from time to time prior to the date of the Confirmation Hearing, Purchaser may, without the approval of the Sellers, (i) designate any Assets and Properties of Sellers as Excluded Assets and (ii) designate any Excluded Assets as Purchased Assets; provided, that each Seller shall give notice to all applicable parties as required by Law with respect to any Seller Contract that is subsequently designated as a Purchased Asset.  In connection with each such designation, Purchaser shall provide to Sellers such modifications to Exhibits A-1, B-1 and C-1 and Schedule 2.4 required in order to reflect such designation; provided, however, that after the date hereof Purchaser may not designate as an Excluded Asset any Assets and Properties that would otherwise be an Exhibit A Purchased Asset or an Exhibit C Purchased Asset without the prior written consent of the Required Consenting Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the consent of the Required Consenting Lenders shall not be required for such designation if a Person has a valid and perfected Lien on such Assets and Properties that is senior to the Lien of the Opco Agent granted pursuant to the Opco Loan Documents (as in effect on the date hereof) on such Assets and Properties.

(c)                                  At any time and from time to time prior to the date of the Confirmation Hearing, Purchaser may amend Schedule 2.5 (without the approval of any Seller or Required Consenting Lender) to (i) add any Liabilities of Sellers as Excluded Liabilities or (ii) to remove any Liabilities of Sellers as Assumed Liabilities, in any written notice or notices delivered to Sellers; provided; however, that nothing in this Section 2.6(c) shall modify the consent rights of the Required Consenting Lenders as provided in Section 2.6(b) with respect to any Liability that can only be assumed if Assets and Properties of any Seller must be acquired to assume such Liability.

(d)                                 Notwithstanding any allocation set forth in Exhibits A-1 and B-1 hereto between New Propco (or its Subsidiaries) and New Opco (or its Subsidiaries) in respect of (i) information relating to customer play, purchases and activities at any properties of Sellers or Propco, (ii) all company-wide Business Information (whether in print, digital computerized or electronic form) that is not confidential as between one or more of the Included Properties and the Propco Properties, or (iii) current or new licenses for Software or other Intellectual Property that are (x) owned by third parties (e.g., parties other than Sellers, the Propco Entities or their Affiliates) and (y) used by both Sellers and by the Excluded Opco Entities or the Propco Entities in the operation of the Propco Properties, Purchaser may, in its discretion, elect to transfer all such information or licenses to IP Holdco; provided, that (x) customer database information described in clause (i) and the company-wide Business Information in clause (ii), shall only be transferred in its entirety as to both New Propco and New Opco and (y) Purchaser shall make any such elections under clause (i), (ii) or (iii) in a manner that applies equally to New Propco and New Opco and does not discriminate unfairly as between them), subject to the delivery of the licenses contemplated by Section 4.2(c).

(e)                                  Purchaser shall provide prompt written notice to the Opco Agent of any designations made by Purchaser pursuant to Section 2.6(b) or (c) with respect to Exhibit A Purchased Assets, Exhibit C Purchased Assets, Exhibit A Assumed Liabilities and Exhibit C Assumed Liabilities.

2.7                                 Unassignable Assets and Properties; Further Conveyances and Assumptions.

(a)                                  In the event that the Closing proceeds without the sale, transfer, assignment, conveyance or delivery of any Contract or Permit that would otherwise be a Purchased Asset of any non-Debtor Seller that is not capable of being sold, transferred, assigned, conveyed or delivered in the absence of the consent, approval, waiver, agreement or action of any other Person or Governmental Body without conflicting with, violating, constituting a default under or breaching such Contract or Permit such Contract or Governmental Permit, then following the Closing, the Sellers shall use their reasonable best efforts to obtain promptly such consents, approvals, waivers, agreements, or actions; provided, however, that neither Seller nor Purchaser nor any of their Affiliates shall be required to expend money, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or Liability, in each case financial or otherwise to any third party or Governmental Body.  Pending such consent, approval, waiver, agreement or action, the parties shall reasonably cooperate with each other to find and enter into mutually agreeable arrangements (to the extent any such arrangements are feasible) to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such consent, approval, waiver, agreement or action and the performance by Purchaser of the obligations thereunder.  Once consent, approval, waiver, agreement or action for the sale, transfer, assignment, conveyance or delivery of any such Contract or Permit not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the applicable Seller shall sell, assign, transfer, convey and deliver such Contract or Permit to Purchaser or the applicable Purchasing Entity at no additional cost to Purchaser or the applicable Purchasing Entity.  To the extent that any such Contract or Permit cannot be transferred following the Closing pursuant to this Section 2.7(a), then Purchaser and Seller shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (to the extent such arrangements are feasible) to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such consent, approval, waiver, agreement or action and the performance by Purchaser of the obligations thereunder.  The applicable Seller shall hold in trust for and pay to Purchaser or the applicable Purchasing Entity promptly upon receipt thereof, all income, proceeds and other monies received by such Seller or an Affiliate thereof in respect of Purchaser’s performance of any such Contract, or Permit (net of any Transfer Taxes and any other costs imposed upon Seller) in connection with the arrangements under this Section 2.7(a).

(b)                                 From and after the date of the entry of the Confirmation Order, Sellers shall, or shall cause their Affiliates to, make available to the Purchasing Entities, to the extent permitted by Law, such data in personnel records of Transferred Employees as is reasonably necessary for the Purchasing Entities to transition such employees into their records.

(c)                                  From time to time following the Closing, Sellers and the Purchasing Entities shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchasing Entities and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchasing Entities under this Agreement to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Purchasing Entities under this Agreement, and to otherwise make effective the transactions contemplated hereby.

2.8                                 Bulk Sales.  Each non-Debtor Seller shall provide Purchaser with reasonable assurance of payment of all sums under NRS 244.335 and 244.3352 and comply with NRS 360.525 and 612.695 and any “bulk sales” Laws (including any requirement for Purchaser or Seller to withhold any amount from payment of the Cash Purchase Price) that are or may be applicable to the sale of the Purchased Assets of such Seller pursuant to this Agreement if Purchaser directs such Seller to comply with such laws, provided that Purchaser provides such notice no later than the Auction Date.

ARTICLE III

CONSIDERATION

3.1                                 Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $317 million, less the Excess AMT Amount, if any, less the Super Priority Notes Principal Amount, plus the Gun Lake Reimbursement proceeds in excess of $20 million (the “Cash Purchase Price”), (b) $430 million in aggregate principal amount of Opco Term Loans less the Gun Lake Reimbursement proceeds in excess of $20 million, (c) $25 million in aggregate principal amount of Landco Loans, (d) if Purchaser elects to pay the Excess Cash Shortfall Amount that would otherwise be required for the Opco Agent or the Prepetition Secured Parties, as the case may be, to receive cash payments in an amount equal to the Cash Purchase Price by issuing up to $43 million in aggregate principal amount of Super Priority Notes by delivering to Sellers one Business Day prior to the Closing written notice (the “Super Priority Notes Election”) of such election and the principal amount of Super Priority Notes to be issued (the “Super Priority Notes Principal Amount”), Super Priority Notes in aggregate principal amount equal to the Super Priority Principal Amount, and (e) the assumption of the Assumed Liabilities.

3.2                                 Payment of Cash Purchase Price.

(a)                                  Sellers hereby direct the Purchaser to pay the Cash Purchase Price directly to the Prepetition Secured Parties or to the Opco Agent, as the Opco Agent shall direct by written instruction delivered to Purchaser at least five Business Days prior to the Closing, and agree that the Cash Purchase Price, when so paid, shall (i) discharge Purchaser’s obligations to pay such amounts directly to Sellers and (ii) shall constitute value given in exchange for the transfers of Purchased Assets hereunder.

(b)                                 On the Closing Date, Purchaser shall pay the Cash Purchase Price to the Prepetition Secured Parties or to the Opco Agent, as the Opco Agent shall direct by written instruction delivered to Purchaser at least five Business Days prior to the Closing, pursuant to the Plan, which shall be paid by wire transfer of immediately available funds into an account designated by the Opco Agent, provided that Purchaser may deliver or cause to be delivered to the Prepetition Secured Parties Excess Cash and Gun Lake Reimbursement to pay a portion of the Cash Purchase Price (or offset a portion of the Cash Purchase Price with such Excess Cash and Gun Lake Reimbursement).

ARTICLE IV

CLOSING AND TERMINATION

4.1                                 Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 11.1, 11.2 and 11.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP located at 601 S. Figueroa St., Suite 3000, Los Angeles, CA 90017 or at such other place as the parties may designate in writing) at 10 a.m. (Pacific time) on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article XI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Sellers to be acquired by Purchaser (or any Purchasing Entity) hereunder shall be considered to have passed to Purchaser (or any Purchasing Entity) as of 12:01 a.m. (Pacific time) on the Closing Date.

4.2                                 Deliveries by Sellers.  At the Closing, Sellers shall deliver to Purchaser and the applicable Purchasing Entity:

(a)                                  duly executed bills of sale in the form and substance reasonably satisfactory to the Purchaser, the Required Consenting Lenders and Sellers;

(b)                                 duly executed assignment and assumption agreements in the form and substance reasonably satisfactory to the Purchaser, the Required Consenting Lenders and Sellers and duly executed assignments of the U.S. and state trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office and the applicable Secretary of State offices, and general assignments of all other Purchased Intellectual Property;

(c)                                  (i) all duly executed agreements required to form, effectuate and commence the activities of IP Holdco, (ii) a duly executed license among IP Holdco and New Opco and each of its Subsidiaries, pursuant to which IP Holdco grants to New Opco and each of its Subsidiaries a perpetual, worldwide license in and to all Purchased Intellectual Property owned by IP Holdco, as further set forth therein; (iii) a duly executed license among IP Holdco and New Propco and each of its Subsidiaries (other than New Opco and each of its Subsidiaries), pursuant to which IP Holdco grants to such designee a perpetual, worldwide license in and to all Purchased Intellectual Property owned by IP Holdco, as further set forth therein; and (iv) all other agreements, duly executed, that are necessary or desirable to confirm and validate the rights of New Opco, New Propco and IP Holdco with respect to their respective ownership of or right to use any Purchased Intellectual Property;

(d)                                 special warranty or grant bargain sale deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying good and marketable title to the Owned Property, free and clear of all Liens (other than Permitted Exceptions);

(e)                                  a duly executed State of Nevada Declaration of Value in the form and substance reasonably satisfactory to the Purchaser, the Required Consenting Lenders and Sellers;

(f)                                    certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(g)                                 an assignment and assumption agreement, in recordable form, with respect to each of the Real Property Leases, duly executed by the applicable Seller and in form and substance reasonably satisfactory to Purchaser; and

(h)                                 all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to the applicable Purchasing Entity.

4.3                                 Deliveries by Purchaser.  At the Closing, Purchaser or the applicable Purchasing Entity shall deliver to Sellers:

(a)                                  the Cash Purchase Price, in immediately available funds paid directly to the Prepetition Secured Parties;

(b)                                 duly executed assignment and assumption agreements in the form and substance reasonably acceptable to the Purchaser, the Required Consenting Lenders and Sellers;

(c)                                  a duly executed State of Nevada Declaration of Value in the form and substance reasonably acceptable to the Purchaser, the Required Consenting Lenders and Sellers; and

(d)                                 such other documents, instruments and certificates as Sellers may reasonably request to document the assumption of the Assumed Liabilities by the applicable Purchasing Entity.

4.4                                 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                  by Purchaser or Sellers, if the effective date of the Plan and the Closing have not occurred by the close of business on January 3, 2011 (such date, as extended pursuant to clauses (i), (iii) or (iv) of this paragraph (a), the “Termination Date”); provided, however, that (i) the Purchaser may, for any reason or no reason, by delivering written notice to Sellers at least five Business Days prior to the Termination Date, extend the Termination Date one or more times to no later than March 31, 2011, (ii) if the effective date of the Plan or the Closing shall not have occurred on or before the Termination Date due solely to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then the Purchaser (if Purchaser is the breaching party) or the Sellers (if any Seller is a breaching party) may not terminate this Agreement pursuant to this Section 4.4(a) unless such material breach has been cured and a period of time beyond January 3, 2011 has passed that is equal to the time such breach was ongoing; (iii) if all of the conditions set forth in Article XI (other than conditions that by their nature are to be satisfied on the Closing Date and with respect to which no facts or circumstances exist that would cause such conditions not to be satisfied on the Closing Date) are satisfied or have been waived as of the Termination Date other than the condition set forth in Section 11.3(e)(i), then the Termination Date shall automatically extend to March 31, 2011; and (iv) if all of the conditions set forth in Article XI (other than (x) conditions that by their nature are to be satisfied on the Closing and with respect to which no facts or circumstances exist that would cause such conditions not to be satisfied on the Closing Date or (y) the condition set forth in Section 11.3(e)(i)) are satisfied or have been waived as of the Termination Date, other than Section 11.3(d), solely because the Confirmation Order is subject to appeal by a U.S. federal Governmental Body, then the Termination Date shall automatically extend to June 30, 2011; provided, further that if the Termination Date is extended pursuant to this clause (iv) the Sellers shall, at the written direction of the Opco Agent, terminate this Agreement at any time after March 31, 2011 if the Confirmation Order remains subject to appeal by a U.S. federal Governmental Body as of the date of termination of this Agreement, provided that the Opco Agent (at the direction of the Required Consenting Lenders) has delivered to Purchaser and SCI a written direction notice to terminate this Agreement at least 10 days prior to the date of such termination (which notice may be provided to Purchaser and SCI prior to March 31, 2011 and upon the expiration of the notice period this Agreement shall be deemed to have been terminated without the necessity of any further action or notice); provided, however, that Sellers shall not terminate this Agreement, and such written direction of the Opco Agent shall have no further force and effect, if prior to the date of such termination Purchaser has waived as a condition to Closing the existence of such appeal.

(b)                                 by mutual written consent of Sellers, Purchaser and the Required Consenting Lenders;

(c)                                  by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Section 11.1 or 11.3 shall have become incapable of fulfillment (including the condition to closing in Section 11.3(i)) other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d)                                 by Sellers, if any condition to the obligations of Sellers set forth in Section 11.2 or 11.3 shall have become incapable of fulfillment (including the condition to closing in Section 11.3(i)) other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(e)                                  by Purchaser, if there shall be a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 11.1 or 11.3 and which breach cannot be cured or has not been cured by the earlier of (i) forty-five (45) Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

(f)                                    by Sellers, if there shall be a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 11.2 or 11.3 and which breach cannot be cured or has not been cured by the earlier of (i) forty-five (45) Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(g)                                 by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence subject to the conditions and terms of this Agreement);

(h)                                 by Purchaser or Sellers if the Bankruptcy Court has not entered the Confirmation Order on or prior to October 31, 2010; provided that, if the Confirmation Order includes a finding that there is an Excess AMT Amount, the Seller Excess AMT Election Period has not expired and the Opco Agent has not made an election to adjust the Cash Purchase Price by the Excess AMT Amount, such date shall be extended to the date on which the Seller Excess AMT Election Period expires;

(i)                                     by Purchaser, if the Bankruptcy Court has not approved the Bidding Procedures Order and an Order approving the MLCA on or prior to June 10, 2010;

(j)                                     by Purchaser or Sellers, if a Person other than Purchaser is selected as the Successful Bidder and Purchaser’s bid is not selected as the Alternate Bid;

(k)                                  by Purchaser or Sellers, if a Person other than Purchaser is selected as the Successful Bidder by the Opco Debtors (as defined in the Bidding Procedures Order) and Purchaser’s bid is selected as the Alternate Bid and the Alternate Bid Expiration Date has occurred, all in accordance with the Bidding Procedures Order;

(l)                                     by Purchaser, at any time prior to June 21, 2010, if Purchaser is not satisfied with its tax diligence of the tax consequences of the transactions contemplated under this Agreement and the Plan; or

(m)                               by Purchaser or Sellers if the Opco Plan Support Agreement has terminated (other than by reason of termination under Section 2.1(b) thereof).

4.5                                 Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.4, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6                                 Effect of Termination.  (a) In the event that this Agreement is validly terminated as provided herein, then except with respect to this Section 4.6 and Section 8.3, each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers.

(b)                                 Nothing in this Section 4.6 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF SELLERS

The Sellers hereby represent and warrant to Purchaser that (it being understood that the term Sellers for purposes of this Article V excludes the Excluded Opco Entities):

5.1                                 Organization and Good Standing.  Each Seller is a corporation or limited liability company duly incorporated, organized or formed, validly existing and in good standing under the laws of its jurisdiction of its organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

5.2                                 Authorization of Agreement.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), each Seller has all requisite power, authority and legal capacity to execute, deliver and perform this Agreement and has all requisite power, authority and legal capacity to execute, deliver and perform the Seller Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and requires no other approvals by each Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Sellers party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Confirmation Order and the 363 Sale Orders) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers party thereto enforceable against such Sellers in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws generally affecting creditors’ rights and remedies in the case of non-Debtor Sellers, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.3(a), none of the execution, delivery or performance by any Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration, or result in the loss of any benefit or right, or result in the imposition of any Lien or the right to exercise any rights, under any provision of (i) the articles of incorporation and by-laws, certificate of formation or limited liability company agreement, or comparable organizational documents of any Seller or Opco Joint Venture; (ii) subject to entry of the Confirmation Order and the 363 Sale Orders, any Contract or Permit to which any Seller or Opco Joint Venture is a party or by which any of the properties or assets of any Seller is bound; (iii) subject to entry of the Confirmation Order and the 363 Sale Orders, any Order of any Governmental Body applicable to any Seller or Opco Joint Venture or any of the properties or assets of such Seller or Opco Joint Venture as of the date hereof; or (iv) subject to entry of the Confirmation Order and the 363 Sale Orders, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by such Seller of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act; (ii) the entry of the Confirmation Order, (iii) any approvals or filing of notices required under the Gaming Laws; (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the possible renaming or rebranding of the operations at the Business by the Purchaser subsequent to the Closing; and (v) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

5.4                                 Financial Statements.  (a)     Sellers have delivered to Purchaser copies of the unaudited combined balance sheets of the Subsidiaries of SCI (excluding the Excluded Opco Entities, the Propco Entities and any other Subsidiaries of SCI that are not Sellers (so long as equity interests of such non-Seller Subsidiaries are not being transferred or sold pursuant to this Agreement)) as at December 31, 2009 and March 31, 2010 (the balance sheet at March 31, 2010 is referred to as the “Balance Sheet” and such March 31, 2010 date is referred to as the “Balance Sheet Date”) and the related combined statements of income of such Subsidiaries of SCI (excluding the Excluded Opco Entities, the Propco Entities and any other Subsidiaries of SCI that are not Sellers (so long as equity interests of such non-Seller Subsidiaries are not being transferred or sold pursuant to this Agreement)) for the 12-month period ended December 31, 2009 and the three month period ended March 31, 2010 (such unaudited balance sheets and statements of income, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”), in each case as attached hereto as Schedule 5.4(a). Except as provided in the notes to such Financial Statements, each of the Financial Statements has been prepared from books and records maintained in good faith by such Subsidiaries of Sellers consistent with past practice and consistent with the audited consolidated financial statements of SCI and its Subsidiaries as at and for the year ended December 31, 2009 and present fairly in all material respects the combined financial position and results of operations of such Subsidiaries of Sellers (excluding the Excluded Opco Entities, the Propco Entities and any other Subsidiaries of SCI that are not Sellers (so long as equity interests of such non-Seller Subsidiaries are not being transferred or sold pursuant to this Agreement)) as at the dates and for the periods indicated therein, subject to customary audit adjustments and the absence of complete notes.

(b)                                 Sellers have delivered to Purchaser a schedule of the following line items from the balance sheet of SCI as of March 31, 2010, in each case as attached hereto as Schedule 5.4(b):  “Cash and cash equivalents”, “Restricted cash”, “Receivables, net”, “Prepaid expenses”, “Property and equipment, net”, “Other assets, net”, “Accounts payable”, “Accrued expenses and other current liabilities” and “Other long-term liabilities, net” (collectively the “Line Items”).  The Line Items are the end result of the preparation of the financial statements of SCI as at and for the period ended March 31, 2010. Those SCI financial statements (the “Parent Statements”) have been prepared in accordance with GAAP from books and records maintained in good faith by SCI consistent with past practice and consistent with the audited consolidated financial statements of SCI and its Subsidiaries as at and for the year ended December 31, 2009.  The Parent Statements are fairly stated in all material respects in relation to the consolidated financial statements of SCI and Subsidiaries as of and for the period ending March 31, 2010.  The Line Items are fairly stated in all material respects in relation to the Parent Statements.

(c)                                  Notwithstanding the foregoing, the Sellers make no representation or warranty in this Section 5.4 with respect to financial data or other financial information of any Propco Entity or Propco Asset.

5.5                                 Operations Since Balance Sheet Date.  Except as set forth on Schedule 5.5, since the Balance Sheet Date, there has been no Opco Material Adverse Effect.

5.6                                 No Undisclosed Liabilities.  Except as set forth on Schedule 5.6 or reflected on the Financial Statements, Sellers do not have any Liabilities other than Liabilities not required to be disclosed on a balance sheet prepared in accordance with GAAP, Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, Liabilities incurred from the negotiation, drafting and performance of this Agreement, Excluded Liabilities and Liabilities that have not had, or would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

5.7                                 Title to Purchased Assets.  Except as set forth in Schedule 5.7, and other than the real property subject to the Real Property Leases, intellectual property licensed to Sellers and the personal property subject to the Personal Property Leases, Sellers have good, valid and marketable title to each of the Purchased Assets, and Purchaser (and any Purchasing Entity) will be vested with good, valid and marketable title to such Purchased Assets, free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code and, with respect to any Purchased Assets owned by Sellers which are not Debtors (as defined in the Plan), the Bankruptcy Court shall find in the Confirmation Order that the assets will be transferred free and clear of all Liens except Permitted Exceptions.

5.8                                 Taxes.  (a) Except as set forth on Schedule 5.8(a), (i) Sellers have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of any Seller) and all Taxes shown to be payable on such Tax Returns have been paid (ii) all Tax Returns filed by Sellers are complete and accurate in all material respects; (iii) Sellers have paid all material Taxes imposed on them or on the Purchased Assets by a Governmental Body other than Taxes that are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP; (iv) all Taxes required to be withheld by Sellers (including from employees of the Business for income taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Tax Authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (v) none of the Purchased Assets is properly treated as owned by persons other than the applicable Seller for income Tax purposes.

(b)                                 No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

(c)                                  Except as set forth on Schedule 5.8(c), with respect to any Transferred Equity Interest or the equity interests in CV PropCo, LLC, no issuer of any such equity interest or any Person in which such issuer owns an equity interest (each, an “Acquired Entity”) has, at any time since its formation through the Closing Date, been taxable as a corporation for federal income tax purposes and no Acquired Entity has any liability for Taxes of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(d)                                 With respect to any Transferred Equity Interest, all Tax sharing arrangements and Tax indemnity arrangements with relating to the issuer of any such equity interest or any Subsidiary of any such issuer will terminate prior to the Closing Date and neither such issuer of a Transferred Equity Interest nor any Subsidiary of any such issuer shall have any liability thereunder on or after the Closing Date.

5.9                                 Real Property.  Schedule 5.9 sets forth a complete list (including a description in reasonable detail and with dimensions of the related real property) of (i) all real property and interests in real property owned by Sellers and not included in the Propco Assets or set forth in Exhibit B-1 hereto (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased, subleased or otherwise occupied by Sellers as lessee or lessor and not included in the Propco Assets or set forth in Exhibit B-1 hereto (individually, a “Real Property Lease” and collectively, the “Real Property Leases”; the Owned Properties and the Real Property Leases being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor.  Sellers have good, valid and marketable fee simple title to each Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.9 and (B) Permitted Exceptions.  To the Knowledge of Sellers, no Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any of the Real Property Leases.

5.10                           Tangible Personal Property.  Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving an annual payment in excess of $250,000 relating to personal property used by any Seller in the Business or to which any Seller is a party or by which the properties or assets of any Seller is bound.  No Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller under any of the Personal Property Leases.

5.11                           Intellectual Property; Software.

(a)                                  Schedule 5.11(a)(1) contains a list and description of all registered Patents, Copyrights and Marks owned by Sellers, and all applications to register the same owned by Sellers.  Schedule 5.11(a)(2) contains a list and description of (i) all material Software owned by Sellers or which Sellers purport to own (the “Owned Software”), and (ii) all material Software not owned by Sellers which is licensed to Sellers or currently used by Sellers.

(b)                                 Except as disclosed in Schedule 5.11(b), with respect to Patents, Copyrights and Marks required to be disclosed in Schedule 5.11(a)(1):  (i) all issued Patents, Copyrights and Marks are valid and in force, and all applications to register any Patent, Copyright or Mark are pending and in good standing, without challenge of any kind; and (ii) there are no pending or, to the Knowledge of Sellers, threatened interferences, re-examinations, oppositions or cancellation proceedings involving the Patents, Copyrights and Marks.

(c)                                  Schedule 5.11(c) contains a list and description of all material Intellectual Property Licenses that relate to any Patents, Marks, Software or Copyrights used by Sellers.  No Seller has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property Licenses to which any Seller is a party or by which it is bound.

(d)                                 Except as set forth on Schedule 5.11(d), (i) Sellers own all right, title and interest in and to, or have valid licenses to use, all material Purchased Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not have, and would not be reasonably likely to have, individually or in the aggregate, an Opco Material Adverse Effect; and (ii) Sellers own all right, title and interest in and to all material Purchased Intellectual

Property developed or created by, or partly developed or created by, employees, agents, consultants or contractors.  There is no material intellectual property (other than the intellectual property set forth in subsections 5.11(d)(i) and 5.11(d)(ii) herein or that covered by an Intellectual Property license) necessary for Sellers to conduct the Business as currently conducted or planned to be conducted.

(e)                                  Except as set forth on Schedule 5.11(e):  (i) no claim of any infringement, misappropriation, violation or dilution of any Purchased Intellectual Property or any intellectual property of any other Person has been made or asserted by or against Sellers in respect of the operations of the Business; (ii) no proceedings are pending or, to the Knowledge of Sellers, threatened against Sellers that challenge the validity, ownership or use of any Purchased Intellectual Property owned by Sellers; and (iii) no Person infringes, misappropriates or violates any Purchased Intellectual Property owned by or licensed to Sellers, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

(f)                                    Except as disclosed in Schedule 5.11(f):  (i) Sellers have not transferred any right, title or interest in or to any material Software other than such license rights that are set forth in the agreements listed in Schedule 5.11(c); (ii) Sellers have maintained and protected the material Owned Software (including all source code and system specifications) with appropriate measures as are necessary to protect the proprietary information contained therein; and (iii) any material Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, to the extent they exist.

(g)                                 Except as set forth in Schedule 5.11(g), Sellers have not used any Public Software in, nor incorporated or embedded any Public Software into any Purchased Intellectual Property owned by Sellers or into any product, service, application, Software, equipment, machinery or process used by, exclusively licensed by or distributed in whole or in part by Sellers.

5.12                           Material Contracts.

(a)                                  Schedule 5.12(a) sets forth all of the following Contracts to which any Seller is a party or by which it is bound (collectively, the “Material Contracts”):

(i)                                     Contracts with any Affiliate or current or former officer or director of any Seller (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly-situated non-affiliated parties);

(ii)                                  Contracts with any labor union or association representing any employees of any Seller;

(iii)                               Contracts for the sale of any of the assets of the Business, other than in the Ordinary Course of Business, for consideration in excess of $250,000;

(iv)                              Contracts relating to the acquisition by any Seller of any operating business or the capital stock of any other Person, in each case for consideration in excess of $ 250,000;

(v)                                 Contracts relating to incurrence of Indebtedness or the making of any loans, in each case involving amounts in excess of $250,000;

(vi)                              Contracts relating to any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(vii)                           Any keep-well agreement, development agreement or management agreement with obligations in excess of $250,000; or

(viii)                        Contracts material to the operation of the Business.

(b)                                 Except as set forth on Schedule 5.12(b), no Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller under any Material Contract, except for defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.  Except as set forth on Schedule 5.12(b), each Seller has fulfilled and performed its obligations under each of the Material Contracts, and no Seller has received written notice that it is in breach or default thereunder.  Schedule 5.12(b) sets forth a list of each Material Contract to which a non-Debtor Seller is a party or by which any non-Debtor Seller is bound which by its terms requires the consent, approval or waiver of the other party thereto in order to be assigned.

5.13                           Employee Benefits.

(a)                                  Schedule 5.13(a) lists all Employee Benefit Plans.  For purposes of this Agreement, the term “Employee Benefit Plans” means any employee benefit plan as defined in

Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by any Seller or to which any Seller contributed or is obligated to contribute thereunder for current or former employees of the any Seller.

(b)                                 True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans have been made available to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter and (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

(c)                                  Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) has been determined by the IRS to be so qualified, and, except as disclosed on Schedule 5.13(c), to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination letter.  There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened involving such Qualified Plans or the assets of such Plans other than such actions, suits or claims which have not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

(d)                                 All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (taking into account any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith in all material respects.

(e)                                  Neither any Seller, nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with any Seller under Section 414(b), (c), (m) or (o) of the Code, have incurred any liability under Title IV of ERISA or Section 412 of the Code.

(f)                                    None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(g)                                 Each of the Employee Benefit Plans has been maintained in accordance with its terms and all provisions of applicable Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, except as would not reasonably be expected to result in Liability to the Purchaser.

(h)                                 Except as set forth on Schedule 5.13(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of any Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.  None of such matters will result in any Liability to any Purchasing Entity.

5.14                           Labor.  (a) Except as set forth on Schedule 5.14(a), no Seller is a party to any labor or collective bargaining agreement.

(b)                                 Except as set forth on Schedule 5.14(b), and except as has not had and would not, individually or in the aggregate, reasonably be expected to result in an Opco Material Adverse Effect, (i) there is no labor strike, slowdown, work stoppage, organizational activity, lockout, picketing, or other material labor dispute involving any Seller actually pending or, to the Knowledge of Sellers, threatened, (ii) no complaint, charge, investigation, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Seller’s employees is pending or, to the Knowledge of Sellers, threatened against any Seller, (iii) no grievance is pending or, to the Knowledge of Sellers, threatened against any Seller, (iv) no Seller is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment or labor relations practices, and (v) each Seller is in material compliance with its obligations under all applicable Laws relating to wages, hours, immigration, discrimination in employment, workplace health and safety, workers’ compensation, labor relations, and collective bargaining, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Each Seller is in compliance with WARN and comparable state laws and has no liabilities pursuant to WARN or any comparable state laws.

5.15                           Litigation.  Except as set forth on Schedule 5.15, no Seller is subject to any Order and there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller before any Governmental Body, which, if adversely determined, would result in assessments, judgments, or penalties of greater than $250,000 that is not covered by insurance.

5.16                           Compliance with Laws; Permits.

(a)                                  Sellers are in compliance with all Laws applicable to their respective operations or assets or the Business, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect and except with respect to Environmental Laws.  No Seller has received any written notice of or been charged with the violation of any Laws, except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

(b)                                 Sellers currently have all Permits which are required for the operation of the Business as presently conducted, except where the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.  Neither any Seller nor the Gun Lake Enterprise is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect.

5.17                           Environmental Matters.  The representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of Sellers pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to Hazardous Materials.  Except as set forth on Schedule 5.17 hereto or in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Opco Material Adverse Effect, to the Knowledge of the Sellers:

(a)                                  the operations of Sellers are currently in compliance with all applicable Environmental Laws;

(b)                                 Sellers have obtained all Permits required under all applicable Environmental Laws necessary for the construction and operation of the Seller Properties and the Business, and the Seller Properties and the Business are in compliance with all terms and conditions of such Permits;

(c)                                  there has been no Release of Hazardous Materials at, on or from any Properties or Assets or otherwise related to Sellers’ operations thereon (including the treatment or disposal of any Hazardous Materials at or from the Seller Properties) which has resulted or would reasonably be expected to result in the imposition of any Liability or remedial obligation under Environmental Laws.

(d)                                 No Seller is the subject of any Legal Proceeding, request for information or outstanding Order or Contract with any Governmental Body or other Person respecting any non-compliance with Environmental Laws or any Release of a Hazardous Material; and

(e)                                  No Seller has received any written communication in the five years prior to the date of this Agreement from any Governmental Body or other Person alleging either or both that any Seller is or may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

5.18                           Financial Advisors.  Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser or any Seller in respect thereof.

5.19                           Sufficiency of Purchased Assets.  The Purchased Assets will, taking into account this Agreement, the Plan and the transactions contemplated hereby and thereby, and subject to the exceptions set forth in Schedule 5.19, constitute in all material respects all of the assets necessary to conduct the Business immediately after the Closing in substantially the same manner as conducted on the date hereof and the Closing Date; provided, however, that nothing in this Section 5.19 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital.

5.20                           Condition of Purchased Assets.  Except as forth on Schedule 5.20, the Purchased Assets constituting tangible property, taken as a whole, are in adequate operating condition and repair, other than usual wear and tear, are usable in the Ordinary Course of Business and conform in all material respects to applicable Laws, except to the extent as individually and in the aggregate has not had, and would not reasonably be expected to have, an Opco Material Adverse Effect.

5.21                           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), no Seller nor any other Person makes any other express or implied representation or warranty with respect to any Seller, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or representatives.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in an Opco Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF EXCLUDED OPCO ENTITIES

Each Excluded Opco Entity hereby represents and warrants to Purchaser that:

6.1                                 Organization and Good Standing.  Each Excluded Opco Entity is a corporation or limited liability company duly incorporated, organized or formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Excluded Opco Entity is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Excluded Opco Entity Material Adverse Effect.

6.2                                 Authorization of Agreement.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), each Excluded Opco Entity has all requisite power, authority and legal capacity to execute, deliver and perform this Agreement and each Excluded Opco Entity has all requisite power, authority and legal capacity to execute, deliver and perform the Excluded Opco Entity Documents, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Excluded Opco Entity Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and requires no other approvals by any Excluded Opco Entity.  This Agreement has been, and each of the Excluded Opco Entity Documents will be at or prior to the Closing, duly and validly executed and delivered by each Excluded Opco Entity and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Confirmation Order and the 363 Sale Orders) this Agreement constitutes, and each of the Excluded Opco Entity Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Excluded Opco Entity enforceable against each Excluded Opco Entity in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws generally affecting creditors’ rights and remedies in the case of non-Debtor Excluded Opco Entity, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 6.3(a), none of the execution, delivery or performance by the Excluded Opco Entities of this Agreement or the Excluded Opco Entity Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Excluded Opco Entities with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration, or result in the loss of any benefit or right, or result in the imposition of any Lien or the right to exercise any rights, under any provision of (i) the articles of incorporation and by-laws, certificate of formation or limited liability company agreement, or comparable organizational documents of any Excluded Opco Entity; (ii) subject to entry of the Confirmation Order and the 363 Sale Orders, any Contract or Permit to which any Excluded Opco Entity is a party or by which any of the properties or assets of any Excluded Opco Entity is bound; (iii) subject to entry of the Confirmation Order and the 363 Sale Orders, any Order of any Governmental Body applicable to any Excluded Opco Entity or any of the properties or assets of any Excluded Opco Entity as of the date hereof; or (iv) subject to entry of the Confirmation Order and the 363 Sale Orders, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Excluded Opco Entity Material Adverse Effect.

(b)                                 Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to any Person or Governmental Body is required on the part of any Excluded Opco Entity in connection with the execution and delivery of this Agreement or the Excluded Opco Entity Documents, the compliance by any Excluded Opco Entity with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by any Excluded Opco Entity of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act; (ii) the entry of the Confirmation Order and the 363 Sale Orders; (iii) any approvals or filing of notices required under the Gaming Laws; (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the possible renaming or rebranding of the operations at the Business by the Purchaser subsequent to the Closing; and (v) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Excluded Opco Entity Material Adverse Effect.

6.4                                 No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto), no Excluded Opco Entity nor any other Person makes any other express or implied representation or warranty with respect to any Excluded Opco Entity, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Excluded Opco Entities disclaim any other representations or warranties, whether made by Excluded Opco Entities, any Affiliate of Excluded Opco Entities or any of their respective officers, directors, employees, agents or representatives.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in an Excluded Opco Entity Material Adverse Effect.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

7.1                                 Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

7.2                                 Authorization of Agreement.  Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 7.3, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation, operating agreement or other governing documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the HSR Act and the Gaming Laws, and specifically, obtaining the Gaming Approvals.

7.4                                 Financial Advisors.  No Person has acted as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.5                                 Commitment Letter.  A true, accurate and complete copy of an executed commitment letter in the form of Exhibit F hereto to provide equity financing to Purchaser has been delivered to Sellers prior to the date hereof.  As of the date hereof, the foregoing commitment letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto.  As of the date hereof, the foregoing commitment letter is in full force and effect and has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and Purchaser is not in breach of any the terms or conditions set forth therein.

ARTICLE VIII

BANKRUPTCY COURT MATTERS

8.1                                 Competing Transaction.  This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids (each a “Competing Bid”) solely in accordance with the procedures specified in the Bidding Procedures Order.  From the date hereof (and any prior time) and until the transaction contemplated by this Agreement is consummated, Sellers are permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission or any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Assets solely in accordance with, and as provided in the Bidding Procedures Order.  In addition, Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Purchased Assets and perform any and all other acts related thereto which are required by the Bidding Procedures Order, the Bankruptcy Code or other applicable law, including supplying information relating to the Business, the Excluded Opco Entities (other than the Propco Assets and the assets contemplated by Annex 1 of the MLCA to be acquired by New Propco) and the assets of Sellers to prospective purchasers as provided in, the Bidding Procedures Order.

8.2                                 Bankruptcy Court Actions.  Promptly following the date of entry of the Confirmation Order, each of the Sellers that is not then a Debtor shall commence a chapter 11 proceeding.  Sellers shall file with the Bankruptcy Court all papers and take all actions reasonably necessary to obtain entry of the Confirmation Order and the 363 Sale Orders.  Without limiting the foregoing, Sellers shall provide actual notice of the relief sought to be obtained through entry of the Confirmation Order and the 363 Sale Orders, in form and substance reasonably acceptable to Purchaser, the Required Consenting Lenders and Sellers, to (a) Governmental Bodies who have asserted or, in the Sellers’ or Purchaser’s reasonable judgment, could assert claims against any of the Sellers, (b) each Lender, and (c) any other Person who has asserted or, in the Sellers’ or Purchaser’s reasonable judgment, could assert claims against any of the Sellers.  Sellers shall also request the Bankruptcy Court establish a bar date for administrative claims to occur prior to the effective date of the Plan.  Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Confirmation Order, the 363 Sale Orders and the Bidding Procedures Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Confirmation Order, the 363 Sale Orders or the Bidding Procedures Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

8.3                                 Approval of Expense Reimbursement.  Sellers shall pay the Expense Reimbursement on the first Business Day following consummation of a Competing Bid in accordance with the Bidding Procedures Order.

8.4                                 Bidding Procedures Order and Plan.  Except as contemplated therein, SCI shall not, and shall cause each of its Subsidiaries not to, amend either the Bidding Procedures Order or the Plan without the prior written consent of the Required Consenting Lenders and Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

COVENANTS

9.1                                 Access to Information.  Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through their respective officers, employees and representatives (including, their respective legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law, including Gaming Laws.  Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and/or its representatives in connection with such investigation and examination, and Purchaser and its representatives shall reasonably cooperate with Sellers and its representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Seller is bound so long as the Sellers have taken all reasonable steps to permit inspection or examination of or to disclose information on a basis that does not compromise such privilege or violate such confidentiality obligations.  In addition, no such investigation or examination shall include any intrusive investigation or sampling, such as a Phase II environmental investigation, of any of the properties of the Business without Sellers’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

9.2                                 Conduct of the Business Pending the Closing.

(a)                                  Prior to the Closing, except (1) as set forth on Schedule 9.2(a), (2) as required by applicable Law (including any binding Bankruptcy Court Order), (3) as otherwise expressly required by this Agreement or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall and shall cause the Transferred Entities to:

(i)                                     conduct the Business only in the Ordinary Course of Business; and

(ii)                                  use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business.

(b)                                 Except (1) as set forth on Schedule 9.2(b), (2) as required by applicable Law (including any binding Bankruptcy Court Order), (3) as otherwise expressly required by this Agreement or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall not and shall not permit any Transferred Entity to, solely as it relates to the Business:

(i)                                     other than in the Ordinary Course of Business, (A) materially increase the annual level of compensation of any director or executive officer of any Seller, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) materially increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with a director or executive officer of any Seller, except, in each case, as required by applicable Law from time to time in effect or by any of the Employee Benefit Plans;

(ii)                                  make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(iii)                               subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(iv)                              acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any material Purchased Assets (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(v)                                 enter into any Contract that if entered into prior to the date hereof would be a Material Contract or amend or modify any Material Contract in a manner adverse to the Business or the Purchaser, or extend the term of any Material Contract;

(vi)                              (x) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates they would have been collected in the Ordinary Course of Business, (y) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business or (z) otherwise alter their practices relating to current assets or current liabilities or other items that could affect Excess Cash;

(vii)                           incur, assume or guarantee any Indebtedness or amend, modify or change the terms of any Indebtedness;

(viii)                        cancel or compromise any material debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(ix)                                make any capital expenditures that in the aggregate with all other capital expenses incurred from and after April 1, 2010, are in excess of $26 million;

(x)                                   enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; or

(xi)                                agree to do anything prohibited by this Section 9.2.

(c)                                  Without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Sellers shall (or authorize or permit any Affiliate or Opco Joint Venture, or any other Person with respect to which any Seller has the right or ability, directly or indirectly, by contract or otherwise, to control or prevent such action, to) enter into any Contract that contains, or amend, change, supplement or otherwise modify (including through any conditional waiver) any existing Contract to include, any provision or term (i) prohibiting, or requiring the consent of any Person in connection with, the assignment to any Purchasing Entity of any Contract to which any Seller is a party or the sale or transfer of any Assets and Properties of any Seller to any Purchasing Entity or (ii) providing for any one or more of the following relating to any Person’s Ownership or Management or any change therein: (A) any acceleration of any right or benefit of any party to any Contract or of any of its Affiliates (other than of any Seller), (B) any loss of any benefit or right of any party to any Contract or of any of their respective Affiliates, (C) any right of termination, cancellation or modification for any party to any Contract or for any of its Affiliates (other than for any Seller) or (D) any other right or event that adversely affects Purchaser or the Mortgage Lenders.  The parties understand and agree that Purchaser has provided its written consent with respect to the documents attached hereto as Schedule 9.2(c), but not to any changes, supplements or other modifications thereto.

9.3                                 Consents.  Sellers shall use their reasonable best efforts, and Purchaser shall reasonably cooperate with Sellers, to obtain at the earliest practicable date all consents, approvals, waivers, agreements and actions, in form and substance reasonably acceptable to Purchaser, from any party to any Seller Contract or any Contract to which a Transferred Entity is a party or bound required to be obtained and any other consent, approval, waiver, agreement or action required or advisable to consummate the transactions contemplated by this Agreement, including Permits and the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that Sellers and the Transferred Entities shall not pay any consideration, grant any accommodation or undertake any Liability therefor or agree to amend or modify any Seller Contract or any Contract to which any Transferred Entity is a party or bound in connection therewith without the prior written consent of Purchaser.

9.4                                 Regulatory Approvals.

(a)                                  If necessary, Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws or Gaming Laws or other applicable Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after the Auction Date in the case of all filings required under the HSR Act, all filings required by other Antitrust laws and all filings under Gaming Laws to obtain the Gaming Approvals, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws or Gaming Laws or other applicable Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including providing the non-filing party with a reasonable opportunity to review and comment on drafts of such filings and considering in good faith all such reasonable comments) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body with respect to any such filing or any such transaction.  Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws, Gaming Laws or other applicable Laws.  Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively or personally sensitive material provided to the other under this Section 9.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to agents, consultants, employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).  Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to make available to any other party any of its confidential or proprietary information in any drafts of filings or filings required under Antitrust Laws or Gaming Laws, including tabular information in any filing required by the HSR Act.   With respect to filings and applications of New Propco, Voteco, any of their respective Subsidiaries and Affiliates and any other entity as directed by the Gaming Authority (the “Gaming Entities”), and each individual director, officer or manager of a Gaming Entity, necessary to obtain Gaming Approvals, (i) for individuals who must be licensed, approved or otherwise found suitable under Nevada Gaming Law to be directors (or the equivalent in light of the limited liability company structure) of each Gaming Entity (such individuals, “Directors”), Purchaser agrees that at least five individuals (or four in the event that FG designates two, rather than three individuals to serve as non-independent directors designated by FG), including at least one individual designated by JPMorgan Chase Bank, N.A. (or its successor) as Mortgage Lender (“JPM”), one individual designated by German American Capital Corporation (or its successor) as Mortgage Lender (“GACC”) and one individual designated by FG, shall be either presently or,  within the past five (5) years, have been previously, licensed, approved or otherwise found suitable by the Nevada Gaming Authorities, and shall remain (or, if previously but not currently licensed, approved or found suitable, shall have remained during any period in which they maintained their licensed, approved or suitability status) in good standing with the Nevada Gaming Authorities (each such individual, a “Previously Licensed Individual”) and (ii) for individuals who must be licensed, approved or otherwise found suitable under Nevada Gaming Law to be officers or managers of a Gaming Entity, Purchaser agrees in its discussions with the Nevada Gaming Authorities to seek to minimize the number of such officers and managers that must be licensed, approved or otherwise found suitable under Nevada Gaming Law prior to and as a condition to Closing (the “Pre-Closing Required O&M Licensees”, it being understood that various individuals may be permitted by the Nevada Gaming Authorities to serve in their respective capacities from and after Closing while their applications are pending without the pendency of such applications resulting in a delay in the Gaming Approvals necessary for the Closing), and to designate, to the extent practicable, Previously Licensed Individuals as Pre-Closing Required O&M Licensees. The parties understand and agree that Purchaser may present for approval, licensure or other findings of suitability in such filings and applications or in other filings and applications, no more than three individuals to serve as Directors who have not been previously approved, licensed or found suitable by the Nevada Gaming Authorities (such persons, “New Individual Applicants”), of which not more than one will be designated by JPM and not more than two will be designated by GACC; provided that (x) the failure of any New Individual Applicants to receive all necessary approvals, licenses, or other findings of suitability shall not, in and of itself, constitute a failure of Section 11.3(e)(i) to be satisfied, and (y) Purchaser and Sellers shall, with respect to the New Individual Applicants and Previously Licensed Individuals (provided that the Minimum FG/JPM/GACC Directors, as defined below, receive all necessary approvals, licenses and other findings of suitability from applicable Gaming Authorities as required under Gaming Laws to serve in the applicable positions at the Gaming Entities), use their reasonable best efforts to withdraw, suspend or amend the involved application and remove such New Individual Applicant or Previously Licensed Individual as a Director, officer or manager as necessary in order to obtain the applicable Gaming Approval prior to January 3, 2011 or such later date to which the Termination Date is extended if the Termination Date is extended pursuant to Section 4.4(a) hereof.   Notwithstanding the foregoing, Purchaser acknowledges and agrees that if at least one Director from each of FG, JPM and GACC has been approved by the Gaming Authorities (the “Minimum FG/JPM/GACC Directors”), the failure to receive the approval of any other Director shall not, in and of itself, constitute a failure of Section 11.3(e)(i).  Each of Purchaser and Sellers shall use reasonable best efforts to promptly respond to any request for information of any Gaming Authority whose approval is required in order to consummate the transaction contemplated hereby in connection with their respective applications and shall use reasonable best efforts to take all actions reasonably necessary to assist such Gaming Authorities in the processing of the applications so submitted.

(b)                                 Each of Purchaser and Sellers shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Sellers shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests.  Each of Purchaser and Sellers shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and Sellers agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

9.5                                 Further Assurances.  Subject to the terms and conditions of this Agreement, each of Sellers and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

9.6                                 Preservation of Records.  Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Sellers or Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

9.7                                 Publicity.  Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law, including Gaming Laws, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities, provided that the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

9.8                                 Reservations.  Following the Closing, Purchaser shall honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at the Included Properties by customers, including advance reservation cash deposits, for services confirmed by the Sellers for any time subsequent to the Closing, to the extent that such reservations were made in the Ordinary Course of Business consistent with past practices of the Sellers.  From the date of this Agreement until the Closing, the Sellers may continue to accept reservations for periods after the Closing in the Ordinary Course of Business in operating the Properties, consistent with past practices of the Sellers.  Purchaser recognizes that such reservations may include discounts or other benefits, including benefits extended under the Sellers’ player loyalty program or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Purchaser to the guest or guests, as the case may be, holding such reservations.  Purchaser shall honor all banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and on the terms provided in such agreements, to the extent that such agreements were made in the Ordinary Course of Business consistent with the past practices of the Sellers.  Purchaser agrees that none of the Sellers make any representation or warranty that any party holding a reservation or agreement for facilities or services shall utilize such reservation or honor such agreement.  Purchaser, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

9.9                                 Debtor Contracts; Administrative Claims.

(a)                                  Prior to the Auction Date, Sellers shall file with the Bankruptcy Court a schedule of such Seller Contracts which Purchaser has indicated pursuant to Section 2.6(a) that it intends to (or to cause a Purchasing Entity to) acquire and, in the case of Seller Contracts to which a Debtor is a party or bound (“Debtor Contracts”), any Cure Amounts relating thereto.  Any Debtor Contracts acquired by a Purchasing Entity shall be assumed and assigned pursuant to Section 365 of the Bankruptcy Code.  Any Cure Amounts for Debtor Contracts acquired by Purchasing Entity pursuant to this Agreement shall be subject to and determined in accordance with Section 9.9(b).  At Closing, (and as required in connection with the Confirmation Hearing), Purchaser shall provide and demonstrate adequate assurance of future performance with respect to the Debtor Contracts to be acquired by the applicable Purchasing Entity at Closing.

(b)                                 The cure amounts, if any, as determined by the Bankruptcy Court at the Confirmation Hearing (the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Debtor Contracts, shall be paid by Purchaser (provided that Purchaser may cause to be paid all or a portion of such amounts out of cash and cash equivalents included in the Purchased Assets or of a Transferred Entity), at the Closing, and not by Sellers and Sellers shall have no liability therefor.  Sellers shall file a motion to approve procedures for the assumption and assignment of Debtor Contracts, and governing objections to any Cure Amounts, that shall be approved by the Bankruptcy Court at or prior to the Confirmation Hearing (the “Assumption Motion”).  Pursuant to the procedures established by the Bankruptcy Court’s Order approving the Assumption Motion, the Sellers shall file a schedule of the Debtor Contracts together with any Cure Amounts related thereto and serve such schedule on the counterparties to any of the Debtor Contracts proposed to be assigned to any Purchasing Entity.

(c)                                  Sellers shall pay and be responsible for any unpaid administrative claims against the Debtors and their respective estates as allowed and determined under the Bankruptcy Code and the Plan.

9.10                           Texas Station Ground Lease.  SCI shall not, and shall cause each of its Subsidiaries not to, amend the Texas Station Ground Lease Agreement without the prior written consent of the Required Consenting Lenders, such consent not to be unreasonably withheld, conditioned or delayed.

9.11                           Restructuring.  Sellers shall take the following actions in the sequence specified below:

(a)                                  Prior to the Closing, in partial satisfaction of obligations owing to the Mortgage Lenders under the Propco Loan Agreement, Sellers shall cause the Propco Assets to be transferred to New Propco or a Subsidiary of New Propco, as designated in writing by the Mortgage Lenders at least 10 days prior to the Closing Date.

(b)                                 Prior to the Closing Date, Sellers shall cause each of Boulder Station, Inc., Durango Station, Inc., Fiesta Station, Inc., Green Valley Station, Inc., GV Ranch Station, Inc, Lake Mead Station, Inc., Palace Station Hotel & Casino, Inc., Past Enterprises, Inc., Santa Fe Station, Inc., Station Holdings, Inc., STN Aviation, Inc., Sunset Station, Inc. and Tropicana Station, Inc. to be converted into a limited liability company or merged into a limited liability company with the limited liability company surviving the merger; provided, that any such conversion or merger shall not be required if, in the discretion of Sellers, such conversion or merger is not necessary to materially reduce liabilities related to the transactions contemplated hereby and by the Plan.

(c)                                  Sellers shall cause FCP MezzCo Borrower I, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower IV, LLC and FCP MezzCo Borrower V, LLC to transfer all equity interests in other entities held by it to its Mezzanine Lenders in satisfaction of pledges held by such Mezzanine Lenders, and to cooperate with the Mortgage Lenders in causing such equity interests to be cancelled immediately thereafter.

Sellers shall effect action pursuant to Section 9.11(b) in a manner that, (i) the OpCo Lenders’ Liens granted pursuant to the Opco Loan Documents (as in effect on the date hereof) in any assets subject to the terms hereof remains in full force and effect with the same validity and priority as such Liens had immediately prior to the restructuring described in Section 9.11(b) as reasonably determined by the Opco Agent and (ii) any successor entity to the conversion and/or mergers set forth in Section 9.11(b) shall affirmatively acknowledge that such successor entity has assumed all obligations under guaranties, security documents and other loan documents to which the predecessor entity is a party in connection with any such merger and/or conversion, which shall remain in full force and effect to the same extent as prior to such merger or conversion.

ARTICLE X

EMPLOYEES AND EMPLOYEE BENEFITS

10.1                           Employment.

(a)                                  Transferred Employees.  Prior to Closing, Purchaser shall deliver, in writing, an offer of employment from one or more Purchasing Entities, effective immediately following Closing, to (i) Employees of the Included Properties who are at or below the “General Manager” level and (ii) corporate-level Employees who are exclusively dedicated to a specific Included Property.  Each such offer of employment shall (A) be at the same salary or hourly wage rate and position in effect for the respective employee immediately prior to the Closing Date, (B) provide for substantially similar benefits as the current Section 401(k) plan of the Sellers (C) provide for health and welfare benefits that in the aggregate are substantially similar to those provided by Sellers to their respective Employees under broad-based employee benefit plans in effect immediately prior to the Closing.  Such Employees who accept such offer of employment by the Closing Date and actually perform services on behalf of the applicable Purchasing Entity on or after the Closing Date are hereinafter referred to as the “Transferred Employees.”  The employment of the Transferred Employees with Purchaser (or its applicable Affiliate) shall be considered effective and their employment by Sellers shall terminate and transfer to Purchaser on the date they first perform services for Purchaser.  Nothing herein shall require or imply that the employment of any employees of the Purchaser, including Transferred Employees, will continue for any particular time or on any particular terms or conditions following the Closing Date.  This Section 10.1(a) is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person, or to otherwise create any third-party beneficiary rights thereunder.

(b)                                 Alternate Procedure.  Pursuant to the “Alternate Procedure for Predecessors and Successors” provided in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser shall assume Sellers’ entire Form W-2 reporting obligations for the Transferred Employees and (ii) Sellers shall be relieved from furnishing and filing Form W-2s with respect to the Transferred Employees.

(c)                                  Sellers shall provide Purchaser with such assistance as may be reasonably requested in connection with a transfer of Sellers’ Nevada Department of Employment, Training & Rehabilitation Employment Security Division experience rating to Purchaser or an Affiliate of Purchaser, if so requested by Purchaser.

10.2                           Employee Benefits.

(a)                                  For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser and its Affiliates providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with any Seller, its Subsidiaries and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan.  The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.  Purchaser shall credit each Transferred Employee with any accrued but unused vacation as of Closing, and shall credit each Transferred Employee with his or her periods of service with Sellers for purposes of Purchaser’s vacation policy.

(b)                                 Nothing contained in this Section 10.2(b) or elsewhere in this Agreement shall be construed to limit the termination of employment of any individual Transferred Employee.  Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the Parties.  No Transferred Employee or other current or former employee of any Seller or Purchaser, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

ARTICLE XI

CONDITIONS TO CLOSING

11.1                           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                  (i) the representations and warranties of each of Sellers (other than the Excluded Opco Entities) set forth in this Agreement shall be true and correct at and as of the Closing Date as though made at such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except where the failure of such representations and warranties to be true in correct, individually or in the aggregate, has not and would not reasonably be expected to have an Opco Material Adverse Effect (it being understood for purposes of determining the accuracy of such representations and warranties, all Opco Material Adverse Effect and other materiality exceptions or qualifications contained in such representations and warranties shall be disregarded) and (ii) the representations and warranties of each of the Excluded Opco Entities set forth in this Agreement shall be true and correct at and as of the Closing Date as though made at such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except where the failure of such representations and warranties to be true in correct, individually or in the aggregate, has not and would not reasonably be expected to have an Excluded Opco Entity Material Adverse Effect (it being understood for purposes of determining the accuracy of such representations and warranties, all Excluded Opco Entity Material Adverse Effect and other materiality exceptions or qualifications contained in such representations and warranties shall be disregarded);

(b)                                 Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)                                  the Bankruptcy Court shall have entered the 363 Sale Orders and any stay period applicable to the 363 Sale Orders shall have expired or shall have been waived by the applicable court to the fullest extent permitted by Law and the 363 Sale Orders shall not be subject to appeal by any U.S. federal Governmental Body;

(d)                                 the Purchased Assets sold to the Purchasing Entities pursuant to this Agreement shall be transferred to the Purchasing Entities free and clear of all Liens (other than Liens created by Purchaser and Permitted Exceptions); and

(e)                                  Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

11.2                           Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                  the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c)                                  Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 4.3.

11.3                           Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                  there shall not be in effect any injunction or Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)                                 the Bankruptcy Court shall have entered the Bidding Procedures Order;

(c)                                  the Bankruptcy Court shall have entered a final and non-appealable order approving the Disclosure Statement related to the Plan;

(d)                                 the Bankruptcy Court shall have entered the Confirmation Order, and any stay period applicable to the Confirmation Order shall have expired or shall have been waived by the applicable court to the fullest extent permitted by Law and the Confirmation Order shall not be subject to appeal by any U.S. federal Governmental Body (it being understood and agreed that from and after January 3, 2011, it shall not be a condition to the obligation of any Seller to consummate the transactions contemplated hereby that the Confirmation Order is not subject to appeal by any U.S. federal Government Body);

(e)                                  (i) all Gaming Approvals (including approval, licensing or registration of Purchaser and its members, partners and limited partners, each, as required by any Gaming Authority) have been obtained and (ii) all other Orders required to be obtained, and all filings required to be made, under applicable Law shall have been obtained or made, as applicable;

(f)                                    The Opco Plan Support Agreement shall be in full force and effect immediately prior to the effective date of the Plan and no event of termination shall have occurred (other than the effective date of the Plan occurring) that has not been waived by the parties thereto;

(g)                                 the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(h)                                 the consent of Bank of America, N.A. to the Mortgage Restrictions Amendment, the New Tenant Assignment and the Confirming Amendment, each as defined in the Texas Station Ground Lease Agreement, shall have been obtained; and

(i)                                     The Plan shall have become effective, the Opco Loan Credit Agreement, the Landco Loan Credit Agreement, the New Propco Credit Agreement, the New Propco Land Loan Agreement and the other Exit Credit Documents shall have become effective, and the loans to be made thereunder on the effective date of the Plan, including the issuance of the Super Priority Notes, if applicable, shall have been made.

ARTICLE XII

NO SURVIVAL

12.1                           No Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

ARTICLE XIII

TAXES

13.1                           Transfer Taxes.  (a) Purchaser shall be responsible for (and shall indemnify and hold harmless Sellers and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  To the extent that any Transfer Taxes are required to be paid by Sellers (or such Transfer Taxes are assessed against Sellers), Purchaser shall promptly reimburse Sellers, as applicable, for such Transfer Taxes.  Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes; provided, however, Sellers may initially pay any Transfer Taxes (for which Purchaser shall promptly reimburse Sellers) and, thereafter, in reliance on Section 1146(c) of the Bankruptcy Code (if applicable) apply for a refund (which refund shall be remitted to the Purchaser to the extent such Transfer Taxes were previously reimbursed by Purchaser).  Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

(b)                                 The parties recognize and acknowledge that they may be exempt under section 1146(c) of the Bankruptcy Code and under the provisions of the Confirmation Order from any Transfer Taxes.  Notwithstanding such exemption, if Transfer Taxes are assessed from any reason, Purchaser shall be solely responsible for the payment of such Transfer Taxes.  Sellers agree to take all actions reasonably requested by Purchaser in connection with the determination of the amount of potential Transfer Taxes payable in connection with the transactions contemplated by this Agreement and any proceedings relating thereto.

13.2                           Proration.  All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Purchaser as of the close of the Closing Date.  If any Taxes subject to proration are paid by Purchaser, on the one hand, and Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund)

13.3                           Purchase Price Allocation.  Within 120 days following the Closing (or, in the case of Owned Properties, not later than 30 days prior to Closing), Purchaser shall deliver to Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 13.3, the Assumed Liabilities) among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Sellers agree that promptly after receiving said Allocation Schedule Sellers shall return an executed copy thereof to Purchaser.  Purchaser, on the one hand, and Sellers, on the other hand, each agree to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.  Purchaser, on the one hand, and Sellers, on the other hand, each agrees to provide the other promptly with any other information required to complete Form 8594.

13.4                           Tax Returns.  Sellers shall prepare (or cause to be prepared) in a timely manner all Tax Returns relating to the Purchased Assets with respect to tax periods ending on or before the Closing Date.  Purchaser shall prepare and file as required by applicable Law with the appropriate Tax Authority (or cause to be prepared and filed) in a timely manner all Tax Returns relating to the Purchased Assets for any Tax period beginning before the Closing Date and ending after the Closing Date and any other such Tax Returns not described in the preceding sentence.

13.5                           Tax Cooperation.  Purchaser and Sellers shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any claim or request for a refund, rebate, abatement or other recovery for Taxes, including any such claim or request made with respect to any claim, right or interest of any Seller described in item 18 of Exhibit A-1, or any audit or other examination by any Tax Authority or any judicial or administrative proceeding relating to Taxes and shall retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, claim or request, audit, examination or proceeding.  Seller shall take such actions as may be reasonably requested by Purchaser to allow Purchaser to recover under any claim, right or interest of any Seller described in item 18 of Exhibit A-1 that is acquired by Purchaser pursuant to this Agreement, including assigning any such claim, right or interest to Purchaser or an Affiliate of Purchaser.

ARTICLE XIV

MISCELLANEOUS

14.1                           Expenses and Transfer of Utilities.

(a)                                  Except as otherwise provided in this Agreement, each of Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

(b)                                 Purchaser and Sellers shall cooperate and use its reasonable best efforts to transfer all sewer, water, telephone, electricity and other utilities relating to the Business into the Purchaser’s name (or the name of any Purchasing Entity) as of the Closing Date.

14.2                           Equitable Relief.  The parties agree that irreparable damage would occur and no adequate remedy would exist for any breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to equitable relief (without the posting of any bond) with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  Except as otherwise provided herein, the rights set forth in this Section 14.2 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.

14.3                           Submission to Jurisdiction; Consent to Service of Process.

(a)                                  Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.7 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, and any appellate court from any thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 14.7.

14.4                           Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

14.5                           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and other agreements, documents, and instruments contemplated hereby represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto and by the Required Consenting Lenders (except as expressly provided for in Section 2.6) and, with respect to any amendment, modification or supplement with respect to Section 14.11, the Mortgage Lenders.  Any term or provision of this Agreement may be waived by the parties or parties entitled to the benefit thereof which waiver will only be effective if it is authorized in writing by an authorized representative of such party and with respect to any waiver of Section 14.11, the Mortgage Lenders.  No action taken pursuant to this Agreement, including, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be deemed to modify (i) the obligations owed by the parties hereto to the Lenders or the Mortgage Lenders pursuant to the Opco Plan Support Agreement or the Propco Plan Support Agreement, as the case maybe, or (ii) the consent rights of the Required Consenting Lenders or FG or the Mortgage Lenders set forth in the Opco Plan Support Agreement or FG or the Mortgage Lenders, under the Propco Plan Support Agreement or any other Contract, provided, however, that the parties acknowledge and agree that the terms of this Agreement supersede the Opco Term Sheet and Annex 9 to the Propco Term Sheet, in each case, to the extent of any inconsistency with the terms of this Agreement.

14.6                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

14.7                           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

Station Casinos, Inc.
1505 South Pavilion Center Drive
Las Vegas, NV 89135
Facsimile:  (702) 495-4260
Attention:  Richard J. Haskins

With a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA  900117
Facsimile:  (213) 629-5063
Attention:  Kenneth J. Baronsky

If to Purchaser, to:

FG Opco Acquisitions LLC
10801 W. Charleston Boulevard
Suite 600Las Vegas, NV 89135
Facsimile:  (702) 362-5889
Attention:  Frank J. Fertitta, III

With a copy to:  (which shall not constitute notice) to:

Fertitta Gaming, LLC
10801 W. Charleston Boulevard
Suite 600
Las Vegas, NV 89135
Facsimile:  (702) 362-5889
Attention:  Frank J. Fertitta, III

With a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071-1560

Facsimile:  (213) 683-5193

Attention:  Thomas B. Walper

Brett J. Rodda

With a copy to:  (which shall not constitute notice) to:

German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Facsimile:  (212) 797-4489

Attention:  Robert W. Pettinato, Jr.

General Counsel

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL  60603
Facsimile:  (312) 853-7036

Attention:  Larry J. Nyhan

John J. Sabl

With a copy to:  (which shall not constitute notice) to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 31st Floor
New York, NY 10179
Facsimile:  (917) 463-0946

Attention:  Joseph Geoghan

Scott Dauer

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft
700 Sixth Street, N.W.
Washington, DC 20001
Facsimile:  (202) 862-2400

Attention:  Peter M. Dodson

Alexander Lin

14.8                           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.9                           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) New Propco or any of its Subsidiaries, provided that any New Propco or such Subsidiary, as the case may be, agrees in writing to be bound by all of the terms, conditions and provisions contained herein (and thereafter, all references herein to Purchaser shall be deemed to be to New Propco or such Subsidiary), (ii) any post-Closing purchaser of the Business or a substantial part of the Purchased Assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (ii) shall relieve Purchaser of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

14.10                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.11                     Manner of Acting.  All decisions of Purchaser shall be made jointly by the Mortgage Lenders, on the one hand, and the Fertitta Parties, on the other hand.  If Purchaser is entitled to exercise a right under this Agreement (such as the right to terminate this Agreement or the right to assert that a condition to Closing has not been satisfied, but not an approval, consent or waiver) and the Mortgage Lenders, on the one hand, and the Fertitta Parties, on the other hand, are unable to agree on whether to exercise such right, then Purchaser shall be deemed to have exercised such right.  If Purchaser’s approval, consent or waiver is required, such approval, consent or waiver shall not be exercised unless the Mortgage Lenders and FG each direct Purchaser in writing to provide such approval, consent or waiver.

14.12                     No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except that (i) IP Holdco shall be a third-party beneficiary of the Agreement, and (ii) the Mortgage Lenders shall be third-party beneficiaries of this Agreement with respect to Section 14.11.

14.13                     Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Purchaser, any Purchasing Entity, Seller, FG, Lenders, Opco Agent or the Mortgage Lenders shall have any Liability for any of its obligations or liabilities under this Agreement or the Seller Documents (it being understood and acknowledged that the Opco Plan Support Agreement, the Equity Commitment Letter (as defined in the Opco Plan Support Agreement), the Propco Plan Support Agreement, the Commitment Letter, dated April 16, 2010, of Fertitta Parties to the Mortgage Lenders, and the Mortgage Lender Commitment Letters are not Seller Documents) or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

14.14                     Settlement.  This Agreement is part of a proposed settlement in respect of the Bankruptcy Case.  Nothing herein shall be deemed an admission of any kind.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FG OPCO ACQUISITIONS LLC

By:	/s/ Frank J. Fertitta III
Name: Frank J. Fertitta III
Title: Manager

STATION CASINOS, INC.
a Nevada corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Executive Vice President, Chief
Accounting Officer & Treasurer

BOULDER STATION, INC.
CENTERLINE HOLDINGS, LLC
CHARLESTON STATION, LLC
CV HOLDCO, LLC
DURANGO STATION, INC.
FIESTA STATION, INC.
FRESNO LAND ACQUISITIONS, LLC
GOLD RUSH STATION, LLC
GREEN VALLEY STATION, INC.
LAKE MEAD STATION, INC.
LML STATION, LLC
MAGIC STAR STATION, LLC
NORTHERN NV ACQUISITIONS, LLC
PALACE STATION HOTEL & CASINO, INC.
RANCHO STATION, LLC
RENO LAND HOLDINGS, LLC
RIVER CENTRAL, LLC
SANTA FE STATION, INC.
STATION HOLDINGS, INC.
STN AVIATION, INC.
SUNSET STATION, INC.
TEXAS STATION, LLC
TOWN CENTER STATION, LLC
TROPICANA STATION, LLC
TROPICANA STATION, INC.

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Senior Vice President and Treasurer

AUBURN DEVELOPMENT, LLC
INSPIRADA STATION, LLC
TROPICANA ACQUISITIONS, LLC
VISTA HOLDINGS, LLC

	By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Authorized Signatory

STATION CONSTRUCTION, LLC,
a Nevada limited liability company

By:	Station Casinos, Inc., a Nevada corporation, its Sole Member

	By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Executive Vice President, Chief Accounting Officer & Treasurer

PAST ENTERPRISES, INC.,
an Arizona corporation

	By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: President and Treasurer

SONOMA LAND HOLDINGS, LLC

	By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: President, Chief Financial Officer and Treasurer

Signature Page to Asset Purchase Agreement